6681859 CANADA INC.

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ALLIANCE ATLANTIS COMMUNICATIONS INC.

ARRANGEMENT AGREEMENT

JANUARY 10,2007

        TABLE OF CONTENTS

        Page

ARTICLE 1

INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected by Headings, etc.	13
1.3	Currency	13
1.4	Number, etc.	13
1.5	Statutory References	14
1.6	Date for Any Action	14
1.7	Prior Written Notices	14
1.8	Schedules	14

ARTICLE 2

THE ARRANGEMENT		15
2.1	Implementation Steps by the Corporation	15
2.2	Interim Order	15
2.3	The Arrangement	16
2.4	Circular	16
2.5	Deposit of Funds by Acquireco	16
2.6	Preparation of Filings	16
2.7	Dissenting Shareholders	18
2.8	Holdco Alternative	18

ARTICLE 3

REPRESENTATIONS AND WARRANTIES		19
3.1	Representations and Warranties of the Corporation	19
3.2	Representations and Warranties of Acquireco	28
3.3	Investigation	29
3.4	Survival	29
ARTICLE 4

REGULATORY APPROVALS		29
4.1	Applications	29
4.2	Competition Approval	30

ARTICLE 5

COVENANTS		30
5.1	Covenants of the Corporation	30
5.2	Covenants of Acquireco	39
5.3	Covenants Regarding Non-Solicitation	40
5.4	Notice by the Corporation of Superior Proposal Determination	40
5.5	Closing Matters	40
5.6	Cooperation regarding Reorganization	40

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        TABLE OF CONTENTS

        (continued)

        Page

ARTICLE 6

CONDITIONS		40
6.1	Mutual Conditions Precedent	40
6.2	Additional Conditions Precedent to the Obligations of Acquireco	41
6.3	Additional Conditions Precedent to the Obligations of the Corporation	42
6.4	Notice and Cure Provisions	42
6.5	Satisfaction of Conditions	43

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER		43
7.1	Termination	43
7.2	Effect of Termination	44
7.3	Expenses	45
7.4	Acquireco Termination Payment	45
7.5	Amendment	45
7.6	Waiver	45
ARTICLE 8

GENERAL
8.1	Notices
8.2	Assignment	48
8.3	Binding Effect	48
8.4	No Other Warranties	48
8.5	Separate Warranties	48
8.6	Entire Agreement	48
8.7	Remedies and Waivers	48
8.8	No Personal Liability	48
8.9	Control of Other Party’s Business	48
8.10	Indemnification	48
8.11	Further Assurances	49
8.12	Public Statements	49
8.13	Governing Law	49
8.14	Invalidity of Provisions	49
8.15	Counterparts	49
EXHIBIT 1  FORM OF PLAN OF ARRANGEMENT                                                                             51

SCHEDULE 1.1(A) CRTC REGULATED COMPANIES                                                                       57

SCHEDULE 5.1(K) ERISA COMPLIANCE COMPANIES                                                                         58

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of  January 10, 2007

BETWEEN:

6681859 CANADA INC., a corporation existing under the laws of Canada (hereinafter referred to as “Acquireco”)

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ALLIANCE ATLANTIS COMMUNICATIONS INC., a corporation existing under the laws of Canada (hereinafter referred to as the “Corporation”).

WHEREAS Acquireco wishes to acquire all of the Shares on a fully diluted basis;

WHEREAS SHS and Sumac have entered into the Voting Agreements;

WHEREAS the Corporation has agreed to propose an Arrangement involving Acquireco and the Corporation;

WHEREAS the Arrangement will be on the terms and conditions set forth in the Plan of Arrangement attached hereto as Exhibit 1 as it may be amended in accordance with the terms of this Agreement;

WHEREAS the Board of Directors of the Corporation has determined that the consideration offered under the Arrangement for each Share is fair from a financial point of view to the Shareholders, and that it is in the best interests of the Corporation for it to enter into this Agreement, to take all reasonable actions to support and implement the Arrangement, and consequently, the Board of Directors recommends that the Shareholders vote in favour of the Special Resolution (as defined below);

WHEREAS, simultaneous with the execution and delivery hereof, CanWest MediaWorks Inc., a corporation existing under the laws of Manitoba (“CanWest”), is executing and delivering a guarantee dated the date hereof (the “CanWest Guarantee”) in favor of the Corporation pursuant to which CanWest is guaranteeing certain of Acquireco’s obligations under this Agreement; and

WHEREAS, simultaneous with the execution and delivery hereof, GS Capital Partners VI, L.P., a Delaware Limited Partnership (“GSCP”), GS Capital Partners VI Offshore, L.P., a Cayman Limited Partnership (“GSCPO”) and GS Capital Partners VI GmbH & CO. KG, a German Limited Partnership (“GSCPG” and, together with GSCP and GSCPO, the “GS Guarantors”, and the GS Guarantors and CanWest referred to collectively as the “Guarantors”), are executing and delivering a guarantee dated the date hereof (the “GSCP Guarantee” and, together with the CanWest Guarantee, the “Guarantees”) in favor of the

Corporation pursuant to which the GS Guarantors are guaranteeing certain of Acquireco’s obligations under this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“Acquireco Disclosure Letter” means that certain letter dated as of the date hereof and delivered by Acquireco to the Corporation concurrently with the execution and delivery of this Agreement and signed by Acquireco and the Corporation;

“Acquireco Termination Payment” has the meaning ascribed thereto in section 0;

“Acquisition Proposal” means any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution or share exchange involving the Corporation or any subsidiary, any sale of assets (including shares of subsidiaries or rights or interests therein or thereto) of the Corporation or any of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Corporation and its subsidiaries, taken as a whole (or any lease, long term supply agreement or other arrangement having the same economic effect), any sale of more than 20% of any class of equity securities of the Corporation (or rights or interests therein or thereto), or similar transactions involving the Corporation or any subsidiaries of the Corporation having the same economic effect, or a proposal or offer, or public announcement of an intention, to do any of the foregoing, directly or indirectly, or any modification or proposed modification of any of the foregoing, excluding however, the Arrangement, the Contemplated Transactions, or any transaction to which the Guarantors or Acquireco are a party;

“Acquisition Proposal Assessment Period” has the meaning ascribed thereto in section 0;

“affiliate” means, in respect of any Person, another Person if:

(a)	one of them is the subsidiary of the other; or

(b)	each of them is Controlled by the same Person;

“Alternative Debt Financing” has the meaning ascribed thereto in section 5.2(a)(vii)(B);

“Arm’s Length” has the meaning attributed thereto under the Tax Act;

“Arrangement” means an arrangement involving Acquireco and the Corporation pursuant to the provisions of section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement to be filed by the Corporation with the Director on the Closing Date, in form and substance satisfactory to Acquireco and the Corporation, acting reasonably;

“Board” or “Board of Directors” means the board of directors of the Corporation;

“Books and Records” means all books and records of the Corporation and its subsidiaries, including financial, personnel, corporate, operations and sales books, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise including all data and information stored on computer-related or other electronic media;

“Bridge Financing” has the meaning ascribed thereto in section 0;

“Broadcasting Legislation” means the Broadcasting Act (Canada), the Radiocommunication Act (Canada) and all orders, decisions, notices, policies, circulars and binding guidelines issued thereunder or pursuant thereto as now in effect and as they may be amended from time to time prior to the Effective Date;

“Business Day” means any day on which commercial banks are open for business in Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the Laws of the Province of Ontario or the federal Laws of Canada;

“Canadian GAAP” has the meaning ascribed thereto in 0;

“CanWest” has the meaning ascribed thereto in the recitals to this Agreement;

“CanWest Guarantee” has the meaning ascribed thereto in the recitals to this Agreement;

“Cash Amount” means $53.00 in cash per Share;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules thereto, to be sent to Shareholders in connection with the Meeting;

“Class A Shareholder” means a registered holder of Class A Shares;

“Class A Shares” means the Class A Voting Shares in the capital of the Corporation;

“Class B Shareholder” means a registered holder of Class B Shares;

“Class B Shares” means the Class B Non-Voting Shares in the capital of the Corporation;

“Closing Date” shall be (i) the first Business Day following the earliest of (a) any Business Day during the Marketing Period as may be specified by Acquireco on no less than three Business Days’ prior notice to the Corporation, (b) the final day of the Marketing Period or (c) the date following commencement of the Marketing Period that is three Business Days following the date the Debt Financing is obtained or (ii) on such other date as Acquireco and the Corporation may agree; provided that, in each case, each of the conditions set forth in Article 6 hereof shall have been satisfied or waived on or by the Closing Date;

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act;

“Compensation Plans” means the Corporation’s Amended and Restated 1993 Employee Stock Option Plan, the Corporation’s 1998 Share Compensation Plan, as amended, the Corporation’s April 1, 2003 Performance Share Appreciation Plan, as amended, the Corporation’s March 14, 2006 Restricted Share Unit Plan, and the Corporation’s May 31, 1999 Deferred Share Unit Plan, the Motion Picture Distribution LP (“MPDLP”) March 14, 2005 Alliance Atlantis Capital Pool Plan, as amended, the MPDLP March 4, 2005 Alliance Atlantis Equity Bonus Pool Plan, as amended, the MPDLP March 4, 2005 Alliance Atlantis Consideration Pool Plan, as amended, and the MPDLP Joint Long-Term Incentive Plans (amended and restated effective September 1, 2006);

“Competition Act” means the Competition Act (Canada), as now in effect and as it may be amended from time to time prior to the Effective Date;

“Competition Act Clearance” means the occurrence of either of the following:

(a)
the issuance of an advance ruling certificate (“ARC”) by the Commissioner under section 102(1) of the Competition Act, in form and substance satisfactory to Acquireco acting reasonably, to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the completion of the Arrangement and which ARC shall remain in force, unamended, at the Effective Date; or

(b)
the applicable waiting period under section 123 of the Competition Act shall have expired or been earlier terminated or waived and the Commissioner shall have advised Acquireco in writing (which advice will not have been rescinded at the Effective Date) that the Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the completion of the Arrangement and such written communication does not contain any conditions, restrictions or requirements (other than the normal caveat that such proceedings may be initiated at any time up to three years after the transactions have been substantially completed) that are not satisfactory to Acquireco acting reasonably;

“Competition Authorities” means the Commissioner, the United States Department of Justice and the United States Federal Trade Commission and comparable officials in other relevant jurisdictions;

“Competition Laws” means the Competition Act and the HSR Act and similar Laws of other relevant jurisdictions;

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada), as now in effect and as it may be amended from time to time prior to the Effective Date;

“Confidentiality Agreements” means, together, the confidentiality agreement dated December 17, 2006 between the Corporation and CanWest, as amended by letter dated December 22, 2006 and as further amended by letter dated January 1, 2007, and the Confidentiality Agreement dated December 16, 2006 between the Corporation and GS, as amended by letter dated December 23, 2006 and as further amended by letter dated January 1, 2007;

“Confidential Material Contracts” has the meaning ascribed thereto in section 0;

“Contemplated Transactions” means the transactions listed in the Acquireco Disclosure Letter;

“Control” means, when applied to a relationship between two Persons, that a Person (the “first Person”) is considered to control another Person (the “second Person”) if:

(a)
the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation;

(b)	the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership; or

(c)	the second Person is a limited partnership and the general partner of the limited partnership is the first Person;

“Corporation Expenses” means all of the Corporation’s actual out-of-pocket expenses incurred in connection with the transactions contemplated in this Agreement, including in connection with preparing and negotiating this Agreement (including regulatory filing fees and attorneys’, accountants’, investment bankers’, experts’ and consultants’ fees and expenses), up to a limit of $15,000,000;

“Corporation Information” means (i) the documents made available to Acquireco or the Guarantor Representatives on or before the date of this Agreement as described in Schedule A of the Disclosure Letter and (ii) the Filed CSA Documents;

“Corporation Intellectual Property” means Intellectual Property, other than Licensed Intellectual Property, that has been developed by or for, or is being developed by or for, the Corporation or any of its subsidiaries or that is owned by the Corporation or any of its subsidiaries, in each case that is material to the conduct of the business of the Corporation and its subsidiaries, on a consolidated basis, as currently conducted;

“Corporation’s Documents” has the meaning ascribed thereto in section 0;

“Court” means the Ontario Superior Court of Justice;

“CRTC” means the Canadian Radio-television and Telecommunications Commission;

“CRTC Approval” means the approval by the CRTC of (a) the Trust Arrangements and (b) the reorganization of the CRTC Regulated Companies as described in sections 8 and 16 through 20 of the Acquireco Disclosure Letter;

“CRTCRegulated Companies” means those corporations and partnerships listed on Schedule 1.1(a);

“CSAs” means the Canadian Securities Administrators;

“Debt Commitment Letter” has the meaning ascribed thereto in section 0;

“Debt Financing” has the meaning ascribed thereto in section 0;

“Debt Receipt Failure” has the meaning ascribed thereto in section 0;

“Depositary” means Computershare Investor Services, Inc., as depositary, or such other depositary as Acquireco and the Corporation may determine;

“Director” means the Director appointed under section 260 of the CBCA;

“Disclosure Letter” means that certain letter dated as of the date hereof and delivered by the Corporation to Acquireco concurrently with the execution and delivery of this Agreement and signed by the Corporation and Acquireco;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Plan of Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement issued by the Director under the CBCA;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Employee Plans” has the meaning ascribed thereto in section 0;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as now in effect and as it may be amended from time to time prior to the Effective Date;

“Exclusivity Agreement” means the exclusivity agreement dated as of December 23, 2006 between the Corporation, SHS and the Guarantors, as amended;

“Fairness Opinion” means an opinion of RBC Dominion Securities Inc. to the Board of Directors that, as of the date of such opinion, the consideration under the Arrangement is fair from a financial point of view to the Shareholders;

“Filed CSA Documents” means any documents filed with the CSAs on or before December 31, 2006, that are publicly disclosed under the profiles on the SEDAR website for each of (i) the Corporation, (ii) Movie Distribution Income Fund and (iii) Score Media Inc.;

“Final Order” means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Financial Statements” means the audited consolidated financial annual statements of the Corporation as at and for the period ending December 31, 2005 and the unaudited comparative consolidated interim financial statements as at and for the period ending September 30, 2006, and the notes thereto, in each case in the form in which the Corporation filed them with the CSAs;

“Financing” has the meaning ascribed thereto in section 0;

“Financing Agreements” has the meaning ascribed thereto in section 0;

“Funding Commitment Letter” has the meaning ascribed thereto in section 0;

“Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal (including the Competition Tribunal), arbitral body, commission, board, bureau or agency, domestic or foreign, including the Competition Authorities; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including the Toronto Stock Exchange or any other stock exchange;

“GS Guarantors” means GSCP, GSCPO and GSCPG;

“GSCP” has the meaning ascribed thereto in the recitals to this Agreement;

“GSCPG” has the meaning ascribed thereto in the recitals to this Agreement;

“GSCPO” has the meaning ascribed thereto in the recitals to this Agreement;

“GSCP Guarantee” has the meaning ascribed thereto in the recitals to this Agreement;

“GuarantorExpenses” means all of the Guarantors’ and Acquireco’s actual out-of-pocket expenses incurred in connection with the transactions contemplated in this Agreement, including in connection with preparing and negotiating the Agreement and carrying out its due diligence of the Corporation and its subsidiaries, and their respective assets and liabilities (including in connection with each of the foregoing, regulatory filing fees and attorneys’, accountants’, investment bankers’, experts’ and consultants’ fees and expenses), up to a limit of $15,000,000;

“Guarantor Representatives” has the meaning ascribed thereto in section 0;

“Guarantors” has the meaning ascribed thereto in the recitals to this Agreement;

“High Yield Financing” has the meaning ascribed thereto in section 0;

“Holdco Agreement” has the meaning ascribed thereto in section 0;

“Holdco Alternative” has the meaning ascribed thereto in section 0;

“Holdco Election Date” has the meaning ascribed thereto in section 0;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (U.S.), as now in effect and as it may be amended from time to time prior to the Effective Date;

“HSR Clearance” means expiration or earlier termination of the waiting period under the HSR Act;

“Initial Financing” has the meaning ascribed thereto in section 0;

“Intellectual Property” means any and all intellectual property and intellectual property rights including patents, copyrights, Trade-marks, and industrial designs (including registrations of and applications for all of the foregoing in any jurisdiction and renewals, divisions, extensions and reissues, where applicable, relating thereto), trade secrets, confidential information, technology and software;

“Inter-Affiliate Transfer” means a transfer of shares or interest in a partnership or assets of a Person which is a subsidiary of the Corporation to the Corporation or another affiliate of the Corporation (other than an upstream affiliate of the Corporation), but specifically excluding the regulated assets of AABI;

“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by section 0;

“Investment Canada Act” means the Investment Canada Act (Canada) as now in effect and as it may be amended from time to time prior to the Effective Date;

“knowledge of the Corporation” means the actual knowledge of Michael MacMillan, Phyllis Yaffe, David Lazzarato and Andrea Wood;

“Laws” means all laws, statutes, rules, regulations and by-laws, official directives, orders, ordinances, judgments, promulgations and decrees, and the terms and conditions of any grant of approval, permission, authority or licence, of any Governmental Entity or self-regulatory authority (including the Toronto Stock Exchange);

“Licensed Intellectual Property” means the Intellectual Property owned by Persons other than the Corporation or any of its subsidiaries and which the Corporation or any of its subsidiaries uses, in each case, that is material to the conduct of the business of the Corporation and its subsidiaries on a consolidated basis as currently conducted;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, encumbrances and adverse claims;

“Marketing Period” has the meaning ascribed thereto in section 5.2(a)(vii);

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, development, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, liabilities (including contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) capital, properties, assets or financial condition of the Corporation and its subsidiaries taken as a whole or that would materially impair the Corporation’s ability to perform its obligations under this Agreement in any material respect, other than any change, effect, event, development, occurrence or state of facts relating to (i) any change in general economic conditions in Canada or the United States or any change in Canadian or United States securities, financial, banking or currency exchange markets; (ii) any change in the trading volume or market price of the Class A Shares or the Class B Shares primarily resulting from a change, effect, event, development or occurrence excluded from the definition of Material Adverse Change under clauses (i), (iii), (iv) or (v) hereof; (iii) any change or development resulting from any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof) or any natural disaster; (iv) any change or development affecting the broadcasting, entertainment and motion picture distribution industries generally or the specific industries in which the Corporation and its subsidiaries operate; or (v) the announcement of the entering into of this Agreement, the Arrangement, the Contemplated Transactions or the Debt Financing; provided, however, that any such change referred to in clause (i), (iii) or (iv) above does not primarily relate only to (or have the effect of primarily relating only to) the Corporation and its subsidiaries, taken as a whole, or disproportionately adversely affect the Corporation and its subsidiaries taken as a whole, compared to other companies of similar size operating in the industries in which the Corporation and its subsidiaries operate;

“Material Contract” means any contract, agreement, commitment (other than any employment agreement or Employee Plan) or licence (other than a licence issued by the CRTC) that is material to the Corporation and its subsidiaries on a consolidated basis relating to:

(i)	long-term and bank indebtedness;

(ii)	co-ownership, joint venture, partnership or other revenue-sharing arrangements;

(iii)	program supply, including any agreements with respect to Licensed Intellectual Property;

(iv)	distribution or carriage agreements;

(v)	shareholder agreements, unanimous shareholder declarations or voting trust, pooling or transfer agreements;

(vi)	put or call agreements relating to equity securities of the Corporation, other than where such agreement forms part of an Employee Plan;

(vii)	Score Media Inc.;

(viii)	non-competition agreements or other agreements containing restrictions on the business that may be carried on by the Corporation and its subsidiaries;

(ix)	financial risk management contracts, such as currency, commodity or interest related hedge contracts;

(x)	the lease for the Corporation’s head office at 121 Bloor Street East; and

(xi)	to the extent not included in any of clauses (i) through (x) above, any contract outside the ordinary course of business of the Corporation or its Material Subsidiaries, as the case may be;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Material Subsidiaries” means those subsidiaries of the Corporation the business operations of which are material to the Corporation and its subsidiaries, on a consolidated basis, including those subsidiaries listed in section 0 of the Disclosure Letter;

“Meeting” means the special meeting of Shareholders (including any adjournment or postponement thereof) to be called and held in accordance with the Interim Order to consider and, if deemed advisable, approve the Special Resolution;

“Offering Documents” has the meaning ascribed thereto in section 0;

“Options” means, collectively, the options granted to purchase Shares under the Compensation Plans which are outstanding and unexercised on the date hereof;

“OSC” means the Ontario Securities Commission;

“Other Competition Act Approvals” shall mean all required approvals under any Competition Law to the Arrangement (other than, in the case of the Arrangement, the HSR Clearance and Competition Act Clearance) and to the Contemplated Transactions;

“Outside Date” means June 30, 2007 or such later date as may be agreed in writing between the parties subject to the right of:  (a) either party to postpone the Outside Date by one period of 30 days (and not more than one period of 30 days in aggregate) if (A) the Competition Act Clearance or the HSR Clearance has not been obtained or waived, or (B) the condition in section 0 shall not have been satisfied; and (b) the right of Acquireco to postpone the Outside Date by one period of 30 days if the Required Financial Information has not been provided to Acquireco by June 30, 2007, in any such case by giving written notice to the other party to such effect no later than 5:00 p.m. (Toronto time) on the date that is five days prior to the then current Outside Date provided that in no event can the Outside Date be extended beyond July 30, 2007;

“Permits” has the meaning ascribed thereto in section 0;

“Person” includes any individual, firm, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or other entity however designated or constituted;

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form of Exhibit 1 as it may be amended by any amendments or variations thereto made in accordance with the provisions hereof or made at the direction of the Court in the Final Order;

“Proceedings” has the meaning ascribed thereto in section 0;

“Purchase Rights” means purchase rights granted under the Corporation’s 1998 Share Compensation Plan;

“Qualifying Holdco” has the meaning ascribed thereto in section 0;

“Qualifying Holdco Shareholders” has the meaning ascribed thereto in section 0;

“Receivables Financing” has the meaning ascribed thereto in section 0;

“Regulatory Approvals” means, collectively, the Competition Act Clearance, the HSR Clearance, the CRTC Approval and any other approvals of Competition Authorities required in order to complete the Arrangement;

“Required Financial Information” has the meaning ascribed thereto in section 0;

“Rule 144A” means Rule 144A under the US Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;

“Shareholder” means a registered holder of Shares;

“Shares” means, collectively, the Class A Shares and the Class B Shares;

“SHS” means Southhill Strategy Inc., a corporation existing under the laws of the Province of Ontario;

“Special Resolution” means the special resolution of the Shareholders approving the Arrangement in accordance with the Interim Order;

“Specified Person” has the meaning ascribed thereto in section 0;

“subsidiary” means a Person that is Controlled by another Person and includes a subsidiary of that Person;

“Sumac” means Sumac Corporation Limited, a corporation existing under the laws of Nova Scotia;

“Superior Proposal” means a bona fide written Acquisition Proposal, whether for consideration per Share payable wholly in cash, wholly in securities or any combination of cash and securities, (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction, all of the Shares, or all or substantially all of the assets of the Corporation and its subsidiaries, and offering or making available to all Shareholders (with no distinction between the classes) the same consideration in form and amount per Share to be purchased or otherwise acquired; (ii) for which financing is then committed at least to the extent that the financing for the transactions contemplated by this Agreement is committed at the date of this Agreement; (iii) that is not subject to any due diligence and/or access condition which would allow access to the Books and Records, personnel or properties of the Corporation or its subsidiaries beyond 5:00 p.m. (Toronto time) on the fifth day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review after such period information provided to it by the Corporation during such five day period); and (iv) that the Board of Directors has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Acquireco pursuant to section 0 of this Agreement);

“Supplemental Disclosure Letter” means that certain letter dated as of the date hereof and delivered by the Corporation to Acquireco concurrently with the execution and delivery of this Agreement and signed by the Corporation and Acquireco and supplemental to the Disclosure Letter;

“Tax Act” means the Income Tax Act (Canada) and regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements including all amendments, schedules, attachments or supplements thereto and whether in tangible, electronic or other form, filed or required to be filed in respect of Taxes;

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity or payable under any Laws, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance, workers’ compensation and Canada, Québec and other government pension plan premiums or contributions;

“Term Loan Financing” has the meaning ascribed thereto in section 0;

“Termination Payment” means $65,000,000;

“Third Party Acquisition” means any of the following transactions or any agreement by the Corporation to enter into or support one of the following transactions:  (i) any direct or indirect acquisition through one or more transactions of (A) all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or (B) more than 50% of the outstanding Class A Shares, (ii) any tender offer, exchange offer, take-over bid or agreement that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding Class A

Shares, (iii) any merger, amalgamation, arrangement, consolidation or other business combination with the Corporation other than the Arrangement, or (iv) any recapitalization of the Corporation or similar transaction that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding Class A Shares;

“Trade-marks” means trade-marks, brand names, internet domain names, trade names, slogans, URLs, brand designs, brand graphics, logos and other indicia of origin, whether or not registered and the goodwill associated therewith;

“Trust Agreement” means an agreement in form and substance acceptable to Acquireco, acting reasonably, to be entered into between Acquireco and the Trustee in order to give effect to the Trust Arrangements;

“Trust Arrangements” means arrangements whereby the shares of, or partnership interests in, the CRTC Regulated Companies and/or the shares of any successor thereto or of a corporation holding CRTC Regulated Companies shall be deposited with the Trustee pursuant to the Trust Agreement pending approval by the CRTC of the acquisition of such shares and partnership interests;

“Trustee” means the trustee under the Trust Agreement;

“US Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as now in effect and as may be amended from time to time prior to the Effective Date; and

“Voting Agreements” means the voting agreement dated as of the date hereof between SHS, Michael MacMillan, Seaton McLean and Acquireco and the voting agreement dated as of the date hereof between Sumac, Donald K. Sobey and Acquireco, whereby each of the parties thereto other than Acquireco, agrees, subject to certain conditions, to vote its Shares in favour of the Arrangement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules and Appendices hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Currency

All sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5           Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.7	Prior Written Notices

Where the Agreement provides that the prior written consent of a Party is required for any action unless otherwise expressly provided for herein the response by the other Party shall not be unreasonably delayed, provided that neither party shall be deemed to be in breach for failure to provide such response nor shall any such failure be deemed to be a consent to the requested action.

1.8	Schedules

The Schedules to this Agreement are an integral part of this Agreement.

Schedule	Description
1.1(a)	CRTC Regulated Companies
5.1(k)	ERISA Compliance Companies

ARTICLE 2

THE ARRANGEMENT

2.1	Implementation Steps by the Corporation

The Corporation covenants in favour of Acquireco that the Corporation shall:

(a)
as soon as reasonably practicable, apply to the Court under section 192(4) of the CBCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order, in all cases acting in a manner acceptable to Acquireco, acting reasonably;

(b)
call and hold the Meeting as soon as practicable after the date of this Agreement, but in any event by April 30, 2007, or such other date as Acquireco and the Corporation may agree in writing, for the purpose of considering the Special Resolution (and, with the consent of Acquireco, for any other proper purpose as may be set out in the notice for such meeting);

(c)	except as required for quorum purposes, not adjourn (except as required by applicable Law), postpone, cancel (or propose the adjournment, postponement or cancellation of) or fail to call the Meeting without the Acquireco’s written consent;

(d)
use commercially reasonable efforts to solicit from Shareholders proxies in favour of the Special Resolution, including, if so requested by Acquireco and at its expense, using the services of dealers and proxy solicitation services;

(e)
subject to obtaining the approvals required by the Interim Order, as soon as reasonably practicable after the Meeting, apply to the Court under section 192(3) of the CBCA for the Final Order, and thereafter proceed with and diligently pursue the obtaining of the Final Order, in all cases acting in a manner acceptable to Acquireco, acting reasonably;

(f)
subject to obtaining the Final Order and the satisfaction or waiver of the conditions contained herein in favour of each party, on the Closing Date send to the Director for endorsement and filing the Articles of Arrangement and such other documents as may be required in connection therewith under section 192(6) of the CBCA to give effect to the Arrangement;

(g)	instruct counsel acting for it to bring the applications referred to in sections 00 and 00 in cooperation with counsel to Acquireco;

(h)
permit Acquireco and its counsel to review and comment upon drafts of all material to be filed by the Corporation with the Court in connection with the Arrangement prior to the service and filing of that material and give reasonable consideration to such comments and all information regarding the Arrangement and Acquireco; the Corporation shall also provide counsel to Acquireco on a timely basis copies of any notice of appearance and evidence served on the Corporation or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by the Corporation indicating any intention to appeal the Final Order; and

(i)
not (i) file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or (ii) send to the Director, for endorsement and filing by the Director, the Articles of Arrangement, except in either case as contemplated hereby or with Acquireco’s prior written consent, such consent not to be unreasonably withheld or delayed.

2.2	Interim Order

The notice of motion for the application referred to in section 0 shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite Shareholder approval for the Special Resolution shall be two-thirds of the votes cast on the Special Resolution by the Class A Shareholders and

the Class B Shareholders present in person or represented by proxy at the Meeting, each voting separately as a class (provided, however, that the requisite shareholder approval, and approval of any other parties, is subject to the discretion of the Court);

(c)
that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Corporation, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of the Dissent Rights; and

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

2.3	The Arrangement

The Articles of Arrangement shall implement the Plan of Arrangement.  The Articles of Arrangement shall include the form of the Plan of Arrangement attached as Exhibit 1, as amended, to include such terms and conditions as may be determined by Acquireco to be necessary or desirable provided that no such term or condition shall, except as contemplated hereby, be prejudicial to the Shareholders or other parties to be bound by the Plan of Arrangement (other than in an insignificant manner) nor be inconsistent with the provisions of this Agreement or section 0 of the Plan of Arrangement attached to this Agreement as Exhibit 1. The Corporation agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with section 0 of this Agreement to include such other terms determined to be necessary or desirable by Acquireco, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Cash Amount or which is otherwise prejudicial to the Shareholders or other parties to be bound by the Plan of Arrangement (other than in an insignificant manner) nor is inconsistent with the provisions of this Agreement.  The closing of the Arrangement will take place at the offices of McCarthy Tétrault LLP, Suite 4700, Toronto Dominion Bank Tower, Toronto, at 10:00 a.m. on the Closing Date.

2.4	Circular

(a)
As promptly as reasonably practicable after the execution of this Agreement, the Corporation shall prepare and complete, in consultation with Acquireco, the Circular together with any other documents required by the CBCA, the Securities Act and other applicable Laws in connection with the Meeting and the Arrangement, and the Corporation shall, as promptly as practicable after obtaining the Interim Order, cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder and beneficial holder of Shares and filed as required by the Interim Order and applicable Laws.

(b)
The Corporation shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, the Corporation shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. The Corporation covenants that the information to becontained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference), other than information furnished to the Corporation by Acquireco, will be complete in all material respects as at the date thereof and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.  The Corporation shall permit Acquireco and its counsel to review and comment on drafts of the Circular and other documents referred to above in the course of its preparation and shall consider in good faith Acquireco’s comments thereon.

(c)
Acquireco covenants to furnish to the Corporation, on a timely basis, all information requested by the Corporation that may be required under applicable Laws to be contained in the Circular or any amendment thereto relating to Acquireco and the Guarantors, and Acquireco covenants that all such information (including any information referred to therein or incorporated therein by reference) will be complete in all material respects as at the date thereof and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(d)
Each of the Corporation and Acquireco shall promptly notify each other if at any time before the Effective Time it becomes aware that the Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, and the parties shall co-operate in the preparation of such amendment or supplement as required.

2.5	Deposit of Funds by Acquireco

Acquireco shall, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in this Agreement in its favour, on the Effective Date and at or before the time of filing with the Director of the Articles of Arrangement deposit with the Depositary immediately available funds equal to the aggregate Cash Amount payable pursuant to the Arrangement.

2.6	Preparation of Filings

(a)	Acquireco and the Corporation shall cooperate in:

(i)
the preparation of any documents reasonably deemed by Acquireco or the Corporation to be necessary to discharge their respective obligations under applicable Laws (other than the Regulatory Approvals) in connection with the Arrangement and all other matters contemplated by this Agreement; and

(ii)
Acquireco and the Corporation shall cooperate in the taking of all such action as may be required under applicable Laws in connection with the Arrangement and all other matters contemplated by this Agreement.

(b)
Each of the parties shall furnish to the other party, on a timely basis, all information as may be required to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the actions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other or any third party that is not an affiliate of one of the parties).

(c)
Each of the Corporation and Acquireco shall promptly notify each other if at any time before the Effective Time it becomes aware that an application for any order, registration, consent, ruling, exemption, no-action letter or approval in connection with the Arrangement or this Agreement, or any other filing under applicable Laws (other than Competition Laws) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such application or filing, and the parties shall co-operate in the preparation of such amendment or supplement as required.

(d)
The Corporation and Acquireco shall co-operate in the preparation of presentations, if any, to investors regarding the Arrangement, and no party shall issue any press release or other public disclosure document with respect to this Agreement or the Arrangement (other than its regular interim and annual continuous disclosure documents, provided no reference is made to this Agreement or the Arrangement in such documents other than as previously disclosed) without the consent of the other party (which shall not be unreasonably withheld) and the Corporation shall not make any filing with any Governmental Entity with respect thereto (other than the Competition Authorities and the Corporation’s regular interim and annual continuous disclosure documents) without the consent of Acquireco (which shall not be unreasonably withheld) and Acquireco shall not make any filing with any Governmental Entity (other than the Competition Authorities) in connection with the Arrangement without the consent of the Corporation (which shall not be unreasonably withheld); provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to each other party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.  This clause 2.6(d) shall not apply to Movie Distribution Income Fund, Motion Picture Distribution Inc. or Motion Picture Distribution LP.

2.7	Dissenting Shareholders

The Corporation shall give Acquireco prompt notice of any written notice of a dissent, withdrawal of such notice, and any other letters, notices or instruments received by the Corporation in respect of the Dissent Rights. The Corporation shall not settle any claim by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior written consent of Acquireco.

2.8	Holdco Alternative

(a)
Subject to receipt of all required regulatory approvals, Acquireco will permit Persons (“Qualifying Holdco Shareholders”) who are, (a) resident in Canada for purposes of the Tax Act (including a partnership if all of the members of the partnership are resident in Canada), and (b) registered and beneficial owners of Shares (directly or indirectly through a Qualifying Holdco) as of the date of this Agreement, and (c) shareholders of a corporation that meets the conditions described below in this section 0 (a “Qualifying Holdco”) to elect in respect of such Shares (or Shares held by such Qualifying Holdco), by notice in writing provided to Acquireco (or the Depositary) not later than 5:00 p.m. (Toronto time) on the 10th  Business Day prior to the Effective Date (the “Holdco Election Date”), to sell such Shares through a Qualifying Holdco (the “Holdco Alternative”) provided that:

(i)	such Qualifying Holdco was incorporated under the CBCA not earlier than a date acceptable to Acquireco or will be continued under the CBCA;

(ii)
such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees and has not held and does not hold any assets other than Shares and a nominal amount of cash;

(iii)
at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatever (except to Acquireco and the Corporation under the terms of the Holdco Alternative and the Voting Agreements);

(iv)	such Qualifying Holdco shall have been the sole legal and beneficial owner of such Shares since February 15, 2007, or such later date as Acquireco may determine in its sole discretion;

(v)	at all times such Qualifying Holdco is a resident of Canada for the purposes of the Tax Act and is not a resident of the United States and has no taxable presence in the United States;

(vi)	all Qualifying Holdco Shareholders will be required to employ the same form of Holdco Alternative, which shall be a Holdco acquisition model;

(vii)	such Holdco Alternative will be completed in accordance with applicable Laws (including securities Laws) at or prior to the Effective Time;

(viii)
the Qualifying Holdco Shareholder and, if applicable, its shareholder and/or the ultimate principal investor of the Qualifying Holdco Shareholder will be required to provide a comprehensive indemnity in favour of Acquireco and the Corporation, on terms satisfactory to Acquireco, acting reasonably, in respect of (A) any liabilities of such Qualifying Holdco relating to any matter occurring on or before the Effective Time, and (B) any breach by the Qualifying Holdco Shareholder, and where applicable, its shareholder and/or the ultimate principal investor of the Qualifying Holdco Shareholder, of any representation, warranty, obligation or covenant of the Qualifying Holdco Shareholder, its shareholder and/or the ultimate principal investor of such Qualifying Holdco Shareholder, as the case may be, to Acquireco and the Corporation.  For greater certainty, the term “liabilities” for purposes of this subsection 0 shall include any and all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including legal and other professional fees), interest, penalties and Taxes suffered or incurred by Acquireco, the Corporation and such Qualifying Holdco, as applicable;

(ix)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement;

(x)
the Qualifying Holdco Shareholder will be required to pay all of the reasonable out-of-pocket expenses incurred by Acquireco, such Qualifying Holdco and the Corporation in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by Acquireco;

(xi)
access to the books and records of such Qualifying Holdco shall have been provided on or before 15 Business Days prior to the Effective Time and Acquireco and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco; and

(xii)
the terms and conditions of such Holdco Alternative must be satisfactory to Acquireco and the Corporation, acting reasonably, and must include representations and warranties which are satisfactory to Acquireco, acting reasonably.

(b)
Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make full disclosure to Acquireco of all transactions involved in such Holdco Alternative.  In the event that the terms and conditions of such Holdco Alternative or any transactions involved in the Holdco Alternative are not satisfactory to Acquireco, acting reasonably, or the CSAs, Acquireco will use its commercially reasonable efforts, for a period not to exceed 15 Business Days, to assist the Corporation in structuring an alternative transaction in a manner satisfactory to Acquireco, acting reasonably.  In the event that the terms and conditions of or the transactions involved in such Holdco Alternative are not satisfactory to Acquireco, acting reasonably, and no alternative transactionsatisfactory to Acquireco, acting reasonably, can be agreed upon despite Acquireco having used its commercially reasonable efforts, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(c)
Each Qualifying Holdco Shareholder that has elected the Holdco Alternative will be required to enter into a share purchase agreement (the “Holdco Agreement”) providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco in a form consistent with the foregoing.  Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to and in favour of Acquireco as follows and acknowledges that Acquireco is relying upon such representations and warranties in connection with entering into this Agreement and completing the Arrangement:

(a)	Organization.

(i)
The Corporation and each of its Material Subsidiaries has been duly incorporated under the Laws of its jurisdiction of incorporation, is validly existing and has full corporate power and capacity to own or lease its properties and assets and conduct its business as currently owned and conducted.  The Corporation has disclosed in section 000 of the Disclosure Letter the names and jurisdictions of incorporation of each of its Material Subsidiaries.

(ii)
All the outstanding shares in the capital of each Material Subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in section 000 of the Disclosure Letter, are as of the date of this Agreement owned by the Corporation, by another subsidiary of the Corporation or by the Corporation and another subsidiary, free and clear of all Liens. Except for its interests in its subsidiaries and except for the ownership interests set forth in section 000 of the Disclosure Letter and ownership of interests in entities, the ownership of which is not material to the Corporation, the Corporation does not as of the date of this Agreement own, directly or indirectly, any shares, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(b)
Articles of Incorporation and Bylaws.  The Corporation Information contains a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to the date of this Agreement, of the Corporation and each of its Material Subsidiaries.

(c)	Capitalization.

(i)
The authorized capital of the Corporation consists of an unlimited number of Class A Shares and Class B Shares. As at December 31, 2006, there were 1,005,438 Class A Shares and 40,145,955 Class B Shares issued and outstanding, and Options to acquire 1,780,450 Class B Shares, Purchase Rights to acquire 6,689 Class B Shares (3,185 of which Class B Shares are issued and outstanding), restricted stock units in respect of 60,025 Class B Shares and, other than as disclosed in section 00 of the Disclosure Letter, deferred stock units in respect of 148,577 Class B Shares have been granted and are outstanding.  Except for such Options, Purchase Rights, restricted stock units and deferred stock units, the rights of the Class A Shareholders to convert their shares into Class B Shares and the rights of the Class B Shareholders to convert their shares into Class A Shares, in each case in accordance with their terms, there are no agreements, options, rights, warrants, rights of conversion or other rights pursuant to which the Corporation or any of its subsidiaries is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of the Corporation or any of its subsidiaries.  All of the outstanding Shares in the capital of the Corporation are validly issued, fully paid and non-assessable and have been issued in compliance with all applicable Laws.

(ii)
There are no bonds, debentures, notes or other indebtedness of the Corporation having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on the Arrangement or on any other matters on which Shareholders may vote.

(d)	Authority and No Violation.

(i)
The Corporation has the requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Arrangement. The execution, delivery and performance of this Agreement by the Corporation and the completion of the Arrangement by the Corporation have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the Arrangement by the Corporation other than the approval of the Circular by the Board of Directors and the calling of the Meeting and the receipt of approval of the Shareholders required by the Interim Order and the approval of the Court.

(ii)
This Agreement has been duly executed and delivered by the Corporation and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally and to general principles of equity.

(iii)
The Board of Directors has (i) received an oral Fairness Opinion (to be followed by a written Fairness Opinion); and (ii) after receiving the recommendation of a special committee of directors formed for the purpose of, among other things, considering this Agreement and the Arrangement and after consultation with its financial and outside legal advisors (A) determined unanimously (except for directors abstaining because of conflict of interests) that the consideration offered under the Arrangement for each Share is fair from a financial point of view to the Shareholders and that the entering into of this Agreement and the completion of the Arrangement are in the best interests of the Corporation; and (B) determined unanimously (except for directors abstaining because of conflict of interests) to recommend that the holders of the Shares vote in favour of the Arrangement.  As of the date hereof, all of the Directors have advised that they intend to vote all Shares held by them in favour of the Special Resolution and the Circular will so state.

(iv)	The execution and delivery of this Agreement by the Corporation do not, and the consummation of the Arrangement and the performance of this Agreement by the Corporation will not:

(A)	conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Corporation or any of its subsidiaries;

(B)
assuming that all consents, approvals, authorizations and other actions described in section 000 have been obtained and that all filings and obligations described in section 000 have been made, conflict with or violate any Law applicable to the Corporation or any of its subsidiaries or by which any property or asset of the Corporation or any of its subsidiaries is bound; or

(C)
except as set forth in section 000 of the Disclosure Letter, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any Person under, or result in the creation of a Lien on any property or asset of the Corporation or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Corporation or any of its Material Subsidiaries is a party or by which the Corporation or anyof its Material Subsidiaries or any property or asset of the Corporation or any of its Material Subsidiaries is bound;

except, with respect to clauses (B) and (C), for any such events or occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Corporation to complete the Arrangement.

(v)
Except as set out in section 00 of the Disclosure Letter, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Corporation or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Arrangement, other than:

(A)	the Interim Order and the Final Order and any approvals required thereby;

(B)	filings with the Director under the CBCA, with the Toronto Stock Exchange and under provincial securities legislation;

(C)	the Regulatory Approvals relating to the Corporation; and

(D)	those, which if not obtained, could not individually or in the aggregate be reasonably expected to be material to the Corporation.

(e)	Compliance with Law.

(i)
The Corporation and each of its Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Corporation and each of its Material Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Corporation or any of its Material Subsidiaries to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Corporation and each Material Subsidiary is in compliance with such Permits, except where the failure to be in compliance have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Corporation, threatened, except where the suspension orcancellation of any of the Permits have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)	Except as disclosed in section 00 of the Disclosure Letter, neither the Corporation nor any of its Material Subsidiaries is in conflict with, or in default, breach or violation of:

(A)	any Law applicable to the Corporation or any of its Material Subsidiaries or by which any property or asset of the Corporation or any of its Material Subsidiaries is bound; or

(B)
any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Corporation or any of its Material Subsidiaries is a party or by which the Corporation or any of its Material Subsidiaries or any property or asset of the Corporation or any of its Material Subsidiaries is bound;

except, with respect to clauses (A) and (B), for any such conflicts, defaults, breaches or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)
Each of the Corporation and its Material Subsidiaries is conducting its business in compliance with all applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)
Absence of Certain Changes or Events. Except as disclosed in section 00 of the Disclosure Letter or the Filed CSA Documents, since December 31, 2005 there has not been any Material Adverse Change. During the period since December 31, 2005 through the date of this Agreement, except as set forth in section 00 of the Disclosure Letter:

(i)	the Corporation and its Material Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice;

(ii)
there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by the Corporation or any of its Material Subsidiaries, whether or not covered by insurance; and

(iii)
except as disclosed in the Corporation’s Documents, neither the Corporation nor any of its Material Subsidiaries has taken any action that, if taken after the date of this Agreement, would be prohibited by or constitute a breach or violation of any of the covenants set forth in section 0, 0, 0, 0, 0, 0, 0, 0, or 0.

(g)	Financial Statements.

(i)
The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and present fairly in all material respects, on a consolidated basis, the financial position and the results of operations and the changes in Shareholders’ equity and cash flow of the Corporation and its subsidiaries for the periods and as at the dates thereof (except as may be indicated expressly in the notes thereto). In the case of unaudited statements, this representation is subject to normal, recurring year-end adjustments that would be made in the course of an audit and would not be material.

(ii)
Except as disclosed in section 00 of the Disclosure Letter, management of the Corporation (A) has implemented disclosure controls and procedures designed to ensure that material information relating to the Corporation, including its subsidiaries, is made known to management of the Corporation by others within those entities, which disclosure controls and procedures are, given the size of the Corporation and the nature of its business, reasonably expected by management to be effective in alerting on a timely basis the Corporation’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Filed CSA Documents (for the purposes of this section 000 without reference to Movie Distribution Income Fund or Score Media Inc.), and (B) is not, to the knowledge of the Corporation, aware of any fraud, whether or not material, that involves management or other employees still employed by the Corporation who have a significant role in the Corporation’s internal control over financial reporting that occurred within the three years preceding the date of this Agreement.

(iii)
Since September 30, 2006, to the knowledge of the Corporation, (A) neither the Corporation nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Corporation or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the material accounting or auditing practices, procedures, methodologies or methods of the Corporation or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Corporation or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no legal counsel representing the Corporation or any of its subsidiaries, whether or not employed by the Corporation or any of its subsidiaries, has reported evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by the Corporation, any of its subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Corporation.

(h)
Absence of Undisclosed Liabilities. Except as disclosed in the Financial Statements or in section 00 of the Disclosure Letter, and other than indemnification provisions contained in agreements among underwriters and financial advisors, the Corporation and its subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those incurred in the ordinary course of business consistent with past practice.

(i)
Guarantees. Except as disclosed in section 00 of the Disclosure Letter or in the Financial Statements and other than (i) indemnification provisions contained in certain agreements among underwriters and financial advisors, (ii) cross-guarantees between two or more of the Corporation and its subsidiaries, (iii) guarantees by the Corporation of obligations of its subsidiaries, and (iv) other guarantees and indemnities entered into in the ordinary course, neither the Corporation nor any of its subsidiaries has given or agreed to give, nor are they a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any Person, nor are they contingently responsible for such indemnity or suretyship or obligations to the Corporation which, if enforced, could reasonably be expected to be material to the Corporation.

(j)
Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon the Corporation or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which would have, individually or in the aggregate, a Material Adverse Effect.

(k)
Rights of Other Persons. Except as disclosed in section 00 of the Disclosure Letter, no Person has any right of first refusal or option to purchase or any other right of participation in any of the properties or assets in each case that are material to the Corporation and its subsidiaries on a consolidated basis, owned by the Corporation or any of its subsidiaries, or any part thereof.

(l)
Insurance. All insurance maintained by the Corporation or any of its Material Subsidiaries is in full force and effect and in good standing and neither the Corporation nor any of its Material Subsidiaries is in default in any material respect, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Corporation or any Material Subsidiary failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise has knowledge of any intent of an insurer to either claim any default on the part of the Corporation or any of its Material Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(m)	Title to Properties.

(i)
Neither the Corporation nor any of its Material Subsidiaries owns any real property.  Except as set forth in section 00 of the Disclosure Letter,each of the Corporation and its Material Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.  All such properties and assets, other than properties and assets in which the Corporation or any of its Material Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in section 00 of the Disclosure Letter and except for Liens that, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

(ii)
Except as set forth in section 00 of the Disclosure Letter, each of the Corporation and each Material Subsidiary has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Corporation and each of its Material Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(n)
Licences. All licences issued by the CRTC that the Corporation or any of its subsidiaries are required to obtain that are related to their respective businesses or the ownership or operation of their respective properties and assets have been obtained, are disclosed in section 00 of the Disclosure Letter and are currently valid, in full force and effect and in good standing in all material respects and no proceedings specific to the Corporation or any of its subsidiaries are pending (other than renewal proceedings as a result of expirations in accordance with the terms thereof) or, to the knowledge of the Corporation, threatened, which could reasonably be expected to result in their revocation or limitation.

(o)
Material Contracts. Other than those Material Contracts set forth in section 00 of the Disclosure Letter (“Confidential Material Contracts”), the Corporation Information includes a complete and accurate list of, and copies of, all Material Contracts, all of which are in full force and effect and unamended, except where the failure to be in full force and effect and unamended could not reasonably be expected to have a Material Adverse Effect. No default exists (or, but for the passage of time or the giving of notice, would exist) under any Material Contract on the part of the Corporation or any of its subsidiaries or, to the knowledge of the Corporation, on the part of any other party to such contracts other than defaults which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as disclosed in section 00 of the Disclosure Letter, there is no provision in any Material Contract which would result in the cancellation or amendment of such Material Contract in any material respect or create, give rise to or change any rights or obligations of any Person under such Material Contract as a result of the consummation of the Arrangement.  Except as set out in section 00 of the Disclosure Letter, there is no provision in any Confidential Material Contract which would result in the cancellation or amendment of such Confidential Material Contract in any material respect orwhich would give rise to a change of any rights or obligations of any party to such Confidential Material Contract (other than it being obligated to the transferee and having rights against the transferor if the transferee does not perform its obligations) in any material respect as a result of an assignment or deemed assignment of that contract pursuant to an Inter-Affiliate Transfer.  Except as disclosed in section 00 of the Disclosure Letter, no Confidential Material Contract during 2005 represented or related to or during 2006 is expected to represent or relate to more than 5% of the revenue or expenses of the Corporation and its subsidiaries, on a consolidated basis.  The Corporation has informed Acquireco of the general nature of the Confidential Material Contracts to the full extent it is permitted to do so.  Neither the Corporation nor any of its subsidiaries is a party to any material oral contract.

(p)	Labour Matters.

(i)
Except as disclosed in 000 of the Disclosure Letter, neither the Corporation nor any of its subsidiaries are parties to any collective bargaining agreements. To the knowledge of the Corporation, except as disclosed in section 00 of the Disclosure Letter, (i) neither the Corporation nor any of its subsidiaries is subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, (ii) there are no current or, to the knowledge of the Corporation, threatened strikes or lockouts affecting the Corporation or any of its subsidiaries or any complaint of unfair labour practice (other than routine individual grievances), (iii) there are no successor or related employer applications; and (iv) there are no employee associations, voluntary recognized or certified unions authorized to represent any of the employees of the Corporation or any of its subsidiaries.

(ii)
Except as disclosed in 000 of the Disclosure Letter or where it could not reasonably be expected to result in a Material Adverse Effect, neither the Corporation nor any of its subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal, unjust dismissal or any other tort claim, actual or, to the knowledge of Corporation, threatened, or any litigation, investigation, arbitration or grievance, actual or, to the knowledge of Corporation, threatened, relating to employment or termination of employment of employees or independent contractors.

(iii)
Except as disclosed in section 000 of the Disclosure Letter or where this could not reasonably be expected to result in a Material Adverse Effect, each of the Corporation and its subsidiaries has operated in accordance with all applicable Laws with respect to employment and labour, including any pay equity and, where applicable, employment equity Laws, and there are no current, pending or, to the knowledge of the Corporation, threatened proceedings before any board or tribunal with respect to any employment or labour matters.

(iv)
The Corporation Information includes all material details of all plans or arrangements provided for the benefit of employees generally or for any particular executive officer including all of the employee benefit, health, welfare, disability, bonus, deferred compensation, stock compensation, stock option or purchase or other stock-based compensation plans or arrangements, retirement plans, post-retirement benefit plans or arrangements, pension plans or arrangements applicable to present or former employees or directors of the Corporation or any of its subsidiaries which are currently maintained or participated in by the Corporation or any of its subsidiaries and under which the Corporation or any of its subsidiaries has any material obligations or liabilities, but excluding any statutory or state sponsored employee plans which the Corporation or any of its subsidiaries are required to participate in or comply with (collectively, the “Employee Plans”).  Section 000(A) of the Disclosure Letter includes a list of all of the Employee Plans.  Except as disclosed in section 000(B) of the Disclosure Letter, neither the Corporation nor its subsidiaries sponsor or participate in a defined benefit pension plan and have never sponsored or participated in any defined benefit pension plan.

(v)
Except as disclosed in section 000 of the Disclosure Letter or where it could not reasonably be expected to result in a Material Adverse Effect, all of the Employee Plans have been established and administered in all respects in accordance with their terms and applicable Law, are registered where required by Law, and are in good standing in all respects, including being fully funded where required, under, all applicable Laws or other legislative, administrative or judicial promulgations applicable to the Employee Plans and pursuant to any applicable collective agreement and the terms of the Employee Plans and, other than routine claims for benefits, there are no actions, claims, or proceedings relating to the Employee Plans.

(vi)
Except as disclosed in section 000 of the Disclosure Letter, no material amendments to any Employee Plan have been promised and no amendments to any Employee Plan will be made or promised prior to the Effective Date which affect or pertain to the current or former employees or directors of the Corporation or any of its subsidiaries.

(vii)
Except as disclosed in section 000 of the Disclosure Letter, there are no agreements or undertakings by the Corporation or any of its subsidiaries to provide post-retirement benefits to any of their respective present or former employees or directors other than such as are not, either individually or in the aggregate, material to the Corporation and its subsidiaries on a consolidated basis.

(viii)	The Corporation has the authority to cause the companies set forth on Schedule 0 to enter into the letter agreement referred to in section 0 of this Agreement without the consent of any other party.

(q)	Employees. Section 00 of the Disclosure Letter includes:

(i)
an accurate list, in all material respects, as of the date of this Agreement, of the annual salary of all individuals earning annual salary of $200,000 or more who are employed or retained by the Corporation or any of its subsidiaries (other than actors or production personnel) on a full or part time basis, notwithstanding that they may have been laid off or terminated or on a short-term, long-term or parental leave, together with the location of their employment or service;

(ii)	an accurate list, in all material respects, as of the date of this Agreement, of the date each such individual or entity was hired or retained by the Corporation or a subsidiary, as applicable; and

(iii)
an accurate list, in all material respects, of the severance or other arrangements or plans pursuant to each contract entitling any employee, officer or director of the Corporation or any subsidiary to any bonus, retention payment, severance payment, change in control payment, any acceleration of any right or benefit, including any such right under any stock-based compensation plan, or similar entitlement as a result of the Corporation entering into this Agreement or completing any of the transactions which are the subject hereof.

(r)	Tax Matters. Except as set out in section 00 of the Disclosure Letter:

(i)
all Tax Returns required to be filed with any taxing authority by or on behalf of the Corporation or any of its subsidiaries were filed when due with all appropriate taxing authorities in accordance with all applicable Laws and were correct in all material respects;

(ii)
the unpaid Tax liability with respect to those returns identified in Section 3.1(r) of the Disclosure Letter and any returns filed after their due date is not, individually or in the aggregate, in excess of $5,000,000;

(iii)
the Corporation and each of its subsidiaries have timely paid (or withheld and remitted) to the appropriate taxing authority all Taxes due and payable (or to be withheld or remitted) by any of them under any applicable Law;

(iv)
the charges, accruals and reserves for Taxes with respect to the Corporation and its subsidiaries reflected on the Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under Canadian generally accepted accounting principles (“Canadian GAAP”) to cover Taxes accruing through the dates thereof, and since the dates thereof they have not incurred any material liability for Taxes other than in the ordinary course of business as disclosed and provided for in their Books and Records;

(v)
the tax basis of the assets of the Corporation and its subsidiaries by category including the classification of such assets as being depreciable or amortizable (collectively, the “Tax Pools”) as reflected in the Tax Returns of the Corporation and its subsidiaries is true and correct in all material respects; and

(vi)
there is no proceeding, investigation, claim, re-assessment or audit now pending or threatened in writing in respect of any Tax or “tax asset” of the Corporation or any of its subsidiaries, and there are no reassessments of Taxes of the Corporation or any of its subsidiaries that have been issued and which remain unpaid or unresolved.  For purposes of this section 00, the term “tax asset” shall include but is not limited to any net operating loss, non-capital losses, net capital losses, Tax Pools, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes.

(s)	Intellectual Property.

(i)
In respect of any applications or registrations relating to the Corporation Intellectual Property in Canada and elsewhere, to the knowledge of the Corporation, all steps have been taken, including payment of fees and timely filing of documentation, that are necessary to obtain valid and enforceable registrations and to maintain such registrations and applications in good standing to the extent such Corporation Intellectual Property is still in use by the Corporation, except where the failure to take such steps could not reasonably be expected to have a Material Adverse Effect.

(ii)
Except as stated in section 00 of the Disclosure Letter, to the knowledge of the Corporation, the Corporation or one of its subsidiaries is the sole legal and beneficial owner of, and owns all right, title and interest in all Corporation Intellectual Property free and clear of all Liens or other adverse claims or interests of any kind or nature, except for Liens that, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. None of the Corporation Intellectual Property is owned by or registered in the name of any Person other than the Corporation or a subsidiary, including, without limitation, any current or former owner, shareholder, partner, director, executive, officer, employee or contractor, nor does any such Person have any interest therein or right thereto, including any license or the right to any royalty or other payments where same could reasonably be expected to have a Material Adverse Effect. No consent of any Person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Corporation Intellectual Property, except where the failure to obtain such consent could not reasonably be expected to have a Material Adverse Effect.

(iii)	To the knowledge of the Corporation, neither the Corporation nor any of its subsidiaries has received notice from any Person that was not a regular,

full-time, salaried employee of the Corporation or a subsidiary at the time such Person contributed to the creation of any Corporation Intellectual Property or component thereof, asserting any claims with respect to any right, title or interest therein or any violation of any moral rights in connection therewith, except where such claim, if determined adverse to the Corporation, could not reasonably be expected to have a Material Adverse Effect.

(iv)
The Corporation or one of its subsidiaries has lawfully acquired the right(s) to use the Licensed Intellectual Property in the manner in which it has been used and is currently being used by the Corporation or any of its subsidiaries and in the manner currently contemplated to be used in the future, except where the failure to acquire such right could not reasonably be expected to have a Material Adverse Effect. The Corporation or one of its subsidiaries has entered into valid and enforceable written agreements pursuant to which the Corporation and any of its subsidiaries has been granted all licenses and permissions to use, reproduce, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed Intellectual Property to the extent required to operate in all material respects all aspects of the business of the Corporation and any of its subsidiaries as it is being operated at substantially the same level of performance as of the date hereof.

(v)
To the knowledge of the Corporation, (i) the conduct of the businesses of the Corporation and its subsidiaries including, the use of any of the Corporation Intellectual Property does not infringe upon or breach the Intellectual Property rights of any other Person and (ii) the use of any of the Corporation Intellectual Property does not result in a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Material Contract, and neither the Corporation nor any of its subsidiaries has received any written notice asserting any of the above, except where such infringements, breaches, defaults, rights or loss could not reasonably be expected to have a Material Adverse Effect.

(vi)
There are no claims, oppositions, conflicts, proceedings, or investigations by any Governmental Entity against any Person, or, to the knowledge of the Corporation, any breaches, interferences, infringements, violations or appropriations by any Person, relating to any of the Corporation Intellectual Property, except for such claims, oppositions, conflicts, proceedings or investigations, if determined adverse to the Corporation, or any breaches, interferences, infringements, violations or appropriations that would have or could reasonably be expected to have a Material Adverse Effect.

(vii)
The Corporation and its subsidiaries have the right to use all of the Corporation Intellectual Property and Licensed Intellectual Property which is necessary to conduct their respective businesses as currently conducted in all material respects, except where the failure to have such right has not had and could not reasonably be expected to have a Material Adverse Effect.

(t)
Restrictive Covenants. Except as disclosed in section 3.10 of the Disclosure Letter, the Corporation and its Material Subsidiaries are not party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its ability to compete in any material respect in any principal line of business of the Corporation after the consummation of the transactions contemplated by the Arrangement on substantially the same basis as presently carried on.

(u)
Non-Arm’s Length Transactions. Except for contracts made solely between the Corporation and any subsidiary or between any subsidiaries of the Corporation, there are no Material Contracts between the Corporation or any of its subsidiaries and any Person with whom the Corporation or any of its subsidiaries is not dealing, at the date hereof, at Arm’s Length, other than contracts entered into in the ordinary course of business on terms no less favourable to the Corporation and its subsidiaries than are available from an Arm’s Length party.

(v)
Books and Records. All Books and Records fairly disclose in all material respects the financial position of the Corporation and its subsidiaries and all material financial transactions relating to the businesses carried on by the Corporation and its subsidiaries have been accurately recorded in all material respects in such Books and Records. The corporate minute books of the Corporation and its subsidiaries contain minutes of all meetings and resolutions of the directors and security holders held, except for those minutes which are not yet finalized. The Corporation Information contains complete and correct copies of the minutes of all such meetings other than meetings of the Board of Directors relating to the transactions contemplated hereunder and minutes of meetings of the directors of Motion Picture Distribution Inc. held since June 1, 2006 which have not yet been finalized.

(w)
Government Grants. Except as disclosed in section 3.10 of the Disclosure Letter or the Financial Statements, there are no contracts relating to grants or other forms of financial assistance, including loans with interest at below market rates, received by the Corporation or any of its subsidiaries from any Governmental Entity.

(x)
Canadian Securities Legislation. The Corporation is a “reporting issuer” under applicable Canadian securities legislation in each of the provinces of Canada in which such concept exists and is not in default of any material requirements of any securities Laws applicable in such jurisdictions or stock exchange on which its securities are listed for trading. No delisting, suspension of trading in or cease trading order with respect to the Shares is pending or, to the knowledge of the Corporation, threatened. The Corporation has filed with securities regulatory authorities in such jurisdictions and all applicable self-regulatory organizations, including the Toronto Stock Exchange, true and complete copies of all documents required to be filed with such authorities and organizations under applicable securities Laws or otherwise (such forms, reports, schedules, statements and other documents, including financial statements are referred to as the “Corporation’sDocuments”).  The Corporation’s Documents, at the time filed, did not contain any misrepresentation (as defined in the Securities Act), other than as has been subsequently corrected, and complied in all material respects with the applicable securities Laws or other requirements under which they were filed. As of the date of this Agreement, the Corporation’s Documents do not contain any misrepresentation (as defined in the Securities Act). The Corporation has not filed any confidential material change report which at the date hereof remains confidential.

(y)
Litigation. Except as disclosed in section 00 of the Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, audit, assessment, inquiry, request for information, warrant, charge, suit or claim by any Governmental Entity, or any similar matter or proceeding (collectively, “Proceedings”) against or involving the Corporation or any of its subsidiaries in respect of their respective businesses, properties or assets (whether in progress or, to the best of the Corporation’s knowledge after due inquiry, threatened) which, if determined adversely to the Corporation or any of its subsidiaries, would have a Material Adverse Effect, and there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Entity outstanding against the Corporation or any of its subsidiaries which would have a Material Adverse Effect.  There are no suits, claims, actions or Proceedings pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its subsidiaries, seeking to prevent the Arrangement.

(z)
Brokers. The Corporation and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to RBC Capital Markets.

(aa)
Corrupt Practices. Except as set forth in section 3.10 of the Disclosure Letter none of the Corporation or any of its subsidiaries, or, to the knowledge of the Corporation, any of their respective representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to  political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customeror supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto.

3.2	Representations and Warranties of Acquireco

Acquireco represents and warrants to and in favour of the Corporation as follows and acknowledges that the Corporation is relying upon such representations and warranties in connection with entering into this Agreement and completing the Arrangement:

(a)
Organization. It has been duly incorporated or created under the Laws of its jurisdiction of incorporation, is validly existing and has full corporate power and capacity to own its properties and assets and conduct its business as currently owned and conducted.

(b)	Authority and No Violation.

(i)
It has the requisite power and capacity to execute, deliver and perform its obligations hereunder and to complete the Arrangement. The execution, delivery and performance of this Agreement by it and the completion of the Arrangement by it have been duly authorized and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the Arrangement by it.

(ii)
This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general principles of equity.

(iii)	The execution, delivery and performance by it of this Agreement and the completion by it of the Arrangement will not:

(A)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

(1)	its Articles or Bylaws (or other constating documents);

(2)	any resolution of its board of directors (or any committee thereof) or of its shareholders;

(3)	subject to obtaining the Regulatory Approvals relating to it, any applicable Laws; or

(4)	any material Contract to which it or its subsidiaries is a party or by which any of them is bound or their respective properties or assets are bound; or

(B)
give rise to any right of termination or acceleration of indebtedness, or cause any of its third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available where such event would materially impair its ability to complete or materially prevent it from completing the Arrangement.

(iv)
No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by it in connection with the execution, delivery or performance of this Agreement or the completion by it of the Arrangement other than the Regulatory Approvals relating to it.

(c)	Sufficient Funds.

(i)	Acquireco has delivered to the Corporation copies of:

(A)
commitment letters dated January 10, 2007 (the “Funding Commitment Letter”), pursuant to which each of the Guarantors have committed, subject to the terms and conditions set forth therein, to contribute (or cause to be contributed) capital to Acquireco (the “Initial Financing”); and

(B)
commitment letters dated January 10, 2007 (collectively referred to herein as the “Debt Commitment Letter” and, together with the Funding Commitment Letter, the “Financing Agreements”), which relate to $1,925,000,000 of financing (the “Debt Financing”) including term loan financing (the “Term Loan Financing”), interim financing (the “Bridge Financing”), receivables facility financing, (“Receivables Financing”) and high yield debt financing (“High Yield Financing”).

As used in this Agreement, the financing referred to under clause (A) above is referred to as the “Initial Financing”, the financing referred to under clause (B) above is referred to as the “Debt Financing”, and the Initial Financing and Debt Financing are collectively referred to as the “Financing”.

(ii)
Subject to its terms and conditions, the Financing, when funded in accordance with the Funding Commitment Letter and the DebtCommitment Letter, will provide financing sufficient to permit Acquireco to pay the aggregate Cash Amount payable pursuant to the Arrangement and to pay related fees and expenses.

(iii)
As of the date hereof, none of the Financing Agreements has been withdrawn and Acquireco does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Agreements to not be satisfied.  Except for the conditions set forth, described or provided in the Financing Agreements, there are no other conditions precedent to the Financing.

(iv)
The Financing Agreements have been duly executed and delivered and, as at the date of this Agreement, the Financing Agreements are in full force and effect and are legal and binding obligations of the Guarantors, in the case of the Funding Commitment Letter, and of Acquireco, in the case of the Debt Commitment Letter.

(d)	Investment Canada Act. Acquireco is a “Canadian” as such term is defined in the Investment Canada Act.

(e)	Residency. Acquireco is not a “non-resident” of Canada within the meaning of the Tax Act.

(f)	Direction to the CRTC. Acquireco is a “Canadian” within the meaning of the Direction to the CRTC (Ineligibility of Non-Canadians).

3.3	Investigation

Any investigation by the Corporation or its advisors or by Acquireco or its advisors shall not mitigate, diminish or affect the representations and warranties of Acquireco or the Corporation, respectively. Notwithstanding the foregoing, the parties hereby confirm that, as at the date hereof, they have not determined any representation and warranty to be untrue or incorrect.

3.4	Survival

For greater certainty, the representations and warranties of each of the Corporation and Acquireco contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with the provisions hereof and the Effective Time.

ARTICLE 4

REGULATORY APPROVALS

4.1	Applications

The Corporation and Acquireco covenant to proceed diligently, in a coordinated fashion, to apply for the Regulatory Approvals.

4.2           Competition Approval

(a)
The Corporation, Guarantors and Acquireco shall file any required pre-merger notifications with the Competition Authorities as soon as practicable.  Counsel for the Corporation and Acquireco shall cooperate to the extent reasonably necessary to prepare the parties’ pre-merger notifications and the competition analysis and, if requested by any of the Competition Authorities, to promptly furnish additional information. Counsel for the Corporation and Acquireco may exchange confidential information of the parties on an “external counsel only” basis in order to prepare filings and to secure clearance of this transaction under the Competition Laws.

(b)
Guarantors and Acquireco shall keep the Corporation well informed of any meetings or correspondence with the Competition Authorities, shall provide the Corporation and its counsel with an opportunity to attend such meetings and to provide comments on draft correspondence to the Competition Authorities, and shall provide the Corporation and its counsel with copies of correspondence to and from the Competition Authorities.  Guarantors and Acquireco shall advise the Corporation of any requests from the Competition Authorities for information, documents or meetings, and Acquireco’s proposed response(s) to such requests. The Corporation and the Corporation’s counsel shall cooperate with Acquireco and Acquireco’s counsel in responding to the Competition Authorities’ requests for information, documents or meetings.

(c)
If any of the Competition Authorities advises Guarantors and Acquireco that it has concerns about the competitive impact of the transactions contemplated by the Arrangement or this Agreement, and that Competition Act Clearance or HSR Clearance will be given if certain steps are taken to resolve those concerns, Guarantors and Acquireco shall take any steps reasonably necessary to secure Competition Act Clearance or HSR Clearance, including negotiating, offering to take and, if such offer is accepted, effecting by consent agreement or order, hold separate arrangement, so as to enable the transactions contemplated by the Arrangement and this Agreement to be completed prior to the Outside Date, but for greater certainty shall not be required to divest any assets.

ARTICLE 5

COVENANTS

5.1	Covenants of the Corporation

(a)
The Corporation covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date upon which this Agreement is terminated in accordance with Article 7, except as set forth in section 0 of the Disclosure Letter or as expressly contemplated by any other provision of this Agreement, the Corporation shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice, and shall use its reasonable commercial efforts to preserve intact the present business organization of the Corporation and its subsidiaries and to preserve the current relationships of the Corporation and its subsidiaries with customers, suppliers,distributors, licensors, employees and other Persons with which the Corporation or any of its subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as set forth in section 0 of the Disclosure Letter or as expressly contemplated by any other provision of this Agreement, neither the Corporation nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose to do, any of the following except as expressly required by Law or without the prior written consent of Acquireco:

(i)	commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business consistent with past practice;

(ii)
declare or pay any dividends (other than dividends in the ordinary course and consistent with past practice) on or make any other distributions on or in respect of the Class A Shares or the Class B Shares;

(iii)	amend or otherwise change its articles of incorporation or by-laws (or equivalent organizational documents);

(iv)
allot, reserve, set aside, issue, sell, pledge, dispose of, grant or encumber, or authorize or propose the allotment, reservation, setting aside, issuance, sale, pledge, disposition, grant or encumbrance of, or purchase, redeem, or otherwise acquire, directly or indirectly, any shares in its capital or the capital of any subsidiary or any options, warrants, convertible securities or rights to subscribe for, purchase or otherwise acquire or exchange into any shares, or any other ownership interest in the Corporation or any subsidiary (including any phantom interest or other right linked to the price of the Shares), except (i) for the issuance of Class B Shares pursuant to Options, Purchase Rights, restricted stock units and deferred stock units issued pursuant to the terms of the Compensation Plans and which are outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement and (ii) the settlement for cash by the Corporation of any Performance Share Appreciation Plan Units outstanding on the date of this Agreement in accordance with their terms;

(v)
acquire (including by merger, amalgamation, plan of arrangement, consolidation or acquisition of securities or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets except (i) purchases of film and television programming and related assets that are made pursuant to contracts in effect as of the date hereof requiring such purchases in the ordinary course of business consistent with past practice and pursuant to the 2006 programming budget (except as disclosed in section 000 of the Disclosure Letter) and (ii) except for capital expenditures in amounts which are consistent with the 2006 Capital budget and in amounts no greater than $2 million individually or $5 million in the aggregate;

(vi)
sell, lease, pledge, dispose of or encumber or authorize the sale, lease, pledge, disposition or encumbrance of any assets of the Corporation or any of its subsidiaries, except sales in the ordinary course of business consistent with past practice limited to those transactions involving the sale of television programming;

(vii)
assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than in respect of an obligation incurred by a wholly-owned subsidiary that is not restricted hereunder from incurring that obligation), make any loans or advances, incur any indebtedness for borrowed money or issue any debt securities, or rights, warrants, calls or options to acquire any debt securities of the Corporation or any of its subsidiaries, except for (i) borrowings under the Corporation’s credit facilities in effect as of the date hereof in the ordinary course of business or (ii) advances made to employees for travel and moving expenses in the ordinary course of business consistent with past practice;

(viii)
repay, redeem, repurchase or retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or rights, warrants, calls or options to acquire debt securities of the Corporation or any of its subsidiaries, other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement;

(ix)
(A) increase the compensation payable, or benefits provided, to its directors, officers, or employees except, with respect to non-officer employees, increases in annual base salary in the ordinary course of business consistent with past practice or as expressly required by agreements or arrangements in existence as at the date hereof, (B) grant any severance or termination pay or otherwise pay any amount to which employees are not entitled or accelerate any benefits under (other than as required by applicable Law or employment agreements, collective agreements, or severance plans, agreements or arrangements in existence on the date of this Agreement), or enter into (except in the ordinary course consistent with past practice with respect to new hires and promotions), amend or modify any employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Corporation or any of its subsidiaries except in the ordinary course of business for payments of annual bonuses that shall not exceed $12,000,000 in the aggregate at times, in amounts and otherwise on terms and conditions in the ordinary course of business consistent with past practice in accordance with the terms of the 2006 incentive plan, or (C) establish, adopt, enter into or amend any collective agreement or benefit plan for the benefit of any director, officer or employee, except as required by Law;

(x)	reclassify, combine, split or subdivide any of its shares;

(xi)	take any action or make any change, other than actions or changes required by Canadian GAAP or with respect to accounting policies or procedures;

(xii)
pay, discharge or satisfy any material claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

(xiii)	take any action to cause any of its representations or warranties set forth in Article 3 to be untrue in any respect such that the condition set forth in section 1)a)i)(1) would not be satisfied;

(xiv)
amend or modify in any material respect or terminate any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof, except for (A) any contract or agreement for the sale of goods or services entered into on arm’s length terms with a customer of the Corporation or any subsidiary and (B) any Material Contract that does not require payment of or receipt over the remaining life of such contract of an amount in excess of the greater of $1,000,000 or an amount advised in writing by Acquireco;

(xv)	enter into any union recognition agreement, collective agreement, works council agreement or similar agreement with any trade union or representative body;

(xvi)
(A) cancel any material indebtedness, (B) waive, transfer, grant or release any claims or potential claims of material value or (C) waive any benefits of, or agree to modify in any respect, or terminate, release or fail to enforce, or consent to any material matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Corporation or any subsidiary is a party or of which the Corporation or any subsidiary is a beneficiary;

(xvii)
amend, modify or terminate any insurance policy of the Corporation or any subsidiary in effect on the date of this Agreement, except for scheduled renewals of any other insurance policy of the Corporation or any subsidiary in effect on the date hereof in the ordinary course of business consistent with past practice;

(xviii)	license or commit to license or otherwise acquire or transfer any Intellectual Property or rights in or in respect thereto, other than in the ordinary course of business; and

(xix)	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

(b)	The Corporation and its subsidiaries shall use all reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on the Corporation or its subsidiaries;

(c)
Subject to compliance with Competition Laws and Broadcasting Legislation, the Corporation shall promptly advise Acquireco by telephone and in writing if any senior officer of the Corporation becomes aware of:

(i)
any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Corporation contained in this Agreement, if made on or as at the date of such event or the Effective Date, untrue or inaccurate;

(ii)	any Material Adverse Change; or

(iii)	any breach by the Corporation of any covenant contained in this Agreement.

(d)
Subject to compliance with Competition Laws and Broadcasting Legislation, the Corporation will use all reasonable commercial efforts to consult on an ongoing basis with the Trustee in order that the Trustee will become more familiar with the Corporation and its subsidiaries as well as with their respective financial affairs, including in relation to any commitments, arrangements or transactions proposed to be entered into that would be out of the ordinary course of business or outside the current operating plan that could reasonably be expected to give rise to a material liability or commitment of any kind and will use all reasonable commercial efforts so that such consultations are effected on a basis that will allow sufficient time for the Trustee to give reasonable consideration to the same;

(e)
Subject to applicable Law (including Competition Laws and Broadcasting Legislation), from the date of this Agreement until the Effective Time, the Corporation shall, and shall use all commercially reasonable efforts to cause its subsidiaries and respective officers, directors, employees and agents of the Corporation and its subsidiaries to, afford Acquireco and its directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) collectively, “Guarantor Representatives”) reasonable access, during normal business hours and upon reasonable notice by Acquireco to the respective officers, employees, agents, properties, assets, offices and other facilities, Books and Records of the Corporation and each subsidiary, and shall furnish Acquireco with such financial operating and other data and information as Acquireco or the Guarantor Representatives may reasonably request; provided, however, that the Corporation and its subsidiaries may withhold any Confidential Material Contract or any other contract or portions thereof which it is expressly restricted from disclosing as a result of a legally enforceable confidentiality obligation.  If any material is withheld by the Corporation or a subsidiary in accordance with applicable Law, the Corporation or such subsidiary shall inform Acquireco as to the general nature of what is being withheld.All information obtained by Acquireco or any other Person pursuant to this section 0 shall be kept confidential in accordance with, and shall be subject to, the Confidentiality Agreements and the provisions regarding confidentiality in the Confidentiality Agreements should apply mutatis mutandis to Acquireco.

(f)
Between the date of this Agreement and the earlier of the Effective Time and the date upon which this Agreement is terminated in accordance with Article 7, the Corporation shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by the Corporation or any of its subsidiaries under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to complete (A) as soon as reasonably practicable, the Arrangement, and (B) the Contemplated Transactions, to the extent requested by Acquireco (for the avoidance of doubt, the effectiveness of the Contemplated Transactions shall occur no more than three days prior to the Effective Time), and, without limiting the generality of the foregoing, the Corporation shall and where appropriate shall cause its subsidiaries to:

(i)
recommend in the Circular and at the Meeting that Shareholders vote in favour of the Arrangement, and all public comment by the Corporation in relation to the Arrangement shall be made in accordance with section 0  and shall be consistent with and supportive of such recommendation; and the Corporation shall not act or fail to act in any way that might reasonably be expected to discourage Shareholders from voting in favour of the Special Resolution or that might encourage Shareholders to vote against the Special Resolution;

(ii)
use all reasonable commercial efforts to encourage each holder of the Options, Purchase Rights, restricted stock units and deferred stock units to exercise his or her Options, Purchase Rights, restricted stock units and deferred stock units of the Corporation to acquire Shares or such cash equivalent as may be permitted by the terms of the respective Compensation Plan prior to the Effective Time and, subject to applicable Laws, the Corporation may, at its option, provide financing to the holders of such Options or Purchase Rights in respect of the exercise of such Options, Purchase Rights, restricted stock units and deferred stock units provided that the Corporation obtains an irrevocable direction from any such holder of Options, Purchase Rights or restricted stock units and deferred stock units to the effect that payment for the Shares obtained on exercise of such Options, Purchase Rights, restricted stock units and deferred stock units pursuant to the Arrangement shall be paid to the Corporation to the extent sufficient to repay any such financing;

(iii)	apply for and use all reasonable commercial efforts to assist Acquireco to obtain all Regulatory Approvals and consents and waivers from any Persons required under the terms of any Material Contracts;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting any matter contemplated by this Agreement or the completion of the Arrangement; and

(v)
use all reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Corporation which may adversely affect the ability of the Corporation to complete the Arrangement.

(g)
Notwithstanding the covenants of the Corporation contained in section 0 of this Agreement, the Corporation shall purchase run-off directors’ and officers’ liability insurance providing protection comparable to the protection provided by policies maintained by the Corporation in effect immediately prior to the Effective Date in favour of present and former directors and officers and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Date for a period of up to six years from the Effective Time provided that the Corporation shall use commercially reasonable efforts to provide such insurance coverage at the lowest cost possible and in no event shall the Corporation expend an amount in excess of U.S.$2,000,000 for such insurance coverage.

(h)
The Corporation covenants and agrees that until the earlier of the Effective Date and the termination of this Agreement in accordance with Article 7, it and its subsidiaries will take those actions set out in paragraph 8 of section 0 of the Disclosure Letter and will (1) duly and timely file all Tax Returns required to be filed by them, which shall be correct and complete in all respects, (2) pay, withhold, collect and remit in a timely fashion all amounts required to be so paid, withheld, collected or remitted, and (3) not, without the prior written consent of Acquireco, (A) make, rescind or change any election relating to Taxes, annual Tax accounting period or method of Tax accounting in any material respect, (B) except as disclosed in section 00 of the Disclosure Letter enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Entity relating to Taxes, (C) without the prior written consent of Acquireco, settle (or offer to settle) any material Tax claim, audit, proceeding or re-assessment, (D) amend any Tax Return or change from most recent practice any manner of reporting income or claiming deductions for Tax purposes, or (E) take any action or enter into any transaction, other than a Contemplated Transaction or a transaction effected at the request of Acquireco pursuant to section 0 hereof, that would have the effect of reducing, other than in the ordinary course of business, or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Acquireco and its successors in respect of the Shares or the non-depreciable capital properties owned by the Corporation and its subsidiaries including for greater certainty the subsidiaries of Motion Picture Distribution LP as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement as part of the Contemplated Transactions.

(i)
The Corporation shall provide, and shall cause its affiliates to provide, and shall use reasonable best efforts to cause its and their officers, employees, independent auditors, counsel and other representatives to provide, all reasonable and timely cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Acquireco (provided, that the Corporation shall not berequired to provide, or cause any affiliate to provide, cooperation under this section 00 that involves any binding commitment by the Corporation or any of its affiliates which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to the Corporation or its affiliates upon the termination of this Agreement), including but not limited to:

(i)
arranging for appropriate senior management of the Corporation, each of its principal business divisions  and its affiliates (X) to meet at reasonable times and on a reasonable number of occasions with rating agencies, prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (Y) to provide reasonable and customary management and legal representations to auditors and (Z) to provide reasonable and timely assistance with the preparation of business projections and similar materials with respect to the Corporation and each of its principal business divisions;

(ii)	otherwise reasonably cooperating with the marketing efforts of Acquireco and its financing sources for any of the Debt Financing;

(iii)
furnishing Acquireco and its financing sources with timely financial and other pertinent information regarding the Corporation and each of its three principal business divisions (including by preparing such financial or other pertinent information that may not exist) that it reasonably believes to be accurate in all material respects and as may be reasonably requested by Acquireco and is customary for (a) a high yield bond offering in the case of the Corporation’s broadcasting division and (b) a bank book for a term loan financing, receivable financing and bridge financing, in each case, including the audited and unaudited historical financial statements and financial data, pro forma financial statements and related material (including appropriate management’s discussion and analysis) for each of such three business divisions, which in the case of the Corporation’s broadcasting division shall be consistent with the requirements of the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder (the “US Securities Act”) for a registered offering of debt securities as customarily applied to an offering under Rule 144A under the US Securities Act (“Rule 144A”) for a private offering of debt securities (and including, with respect to any audited financial statements, the report of the auditors of each such division) (the “Required Financial Information”);

(iv)
satisfying the conditions set forth in the Debt Commitment Letter (to the extent satisfaction of such conditions requires actions by or cooperation of the Corporation or any of its affiliates), subject to such provisions of the Debt Commitment Letter being in the form provided to the Corporation prior to the signing of this Agreement;

(v)
assisting Acquireco and its financing sources (including by participating in drafting sessions) in the timely preparation of (A) offering, information or syndication documents for any of the Financing or any alternative to all orany portion thereof (“Offering Documents”), including but not limited to (X) an offering memorandum, prepared in accordance with customary practices for any offering of debt securities under Rule 144A, as customarily applied to an offering under Rule 144A for a private offering of debt securities, with respect to any High Yield Financing (or any alternative thereto) that Acquireco is seeking to obtain and (Y) an offering memorandum or prospectus prepared in accordance with customary practices for Term Loan Financing, Receivables Financing and Bridge Financing (or any alternative thereto) that Acquireco is seeking to obtain, including in each case under clauses (X) and (Y) above by timely providing the Required Financial Information and such other financial and pertinent information (such as tabular, compiled or other financial data), as shall exist (or if not existing, using reasonable best efforts to prepare such financial or other pertinent information) that the Corporation reasonably believes to be accurate in all material respects and as may be reasonably requested by Acquireco, and (B) materials for rating agency presentations;

(vi)	if applicable, facilitating the pledging of collateral and obtaining surveys and title insurance as reasonably requested by Acquireco;

(vii)
if applicable in connection with the Receivables Financing, cooperation in restructuring the ownership of Intellectual Property and internal and external licensing agreements, preparation of analyses of receivables, and cooperation with surety providers;

(viii)
using reasonable best efforts to obtain comfort letters from the auditors of each of the business divisions and consent from such auditors for Acquireco and any applicable business division to use any of their audit reports (including but not limited to by including such reports in any Offering Documents);

(ix)
using reasonable best efforts to take such corporate actions as shall be reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Acquireco on the Closing Date;

(x)	using reasonable best efforts to obtain legal opinions as may reasonably be requested by Acquireco; and

(xi)	using reasonable best efforts to provide and execute necessary documents and certificates, including officer’s certificates, as may be reasonably requested by Acquireco.

In no event shall the Corporation or any affiliate be required to pay any commitment or similar fee or (except as otherwise expressly contemplated by this Agreement) incur any liability in connection with the Debt Financing prior to the Effective Time.  Acquireco shall, if this Agreement is terminated pursuant to section 0, reimburse the Corporation for all out-of-pocket costs (including legal and accounting fees) incurred in good faith by the Corporation and its subsidiaries and their respective advisers, agents and representatives in connection with such cooperation.  The Corporation, in consultation with Acquireco, shall be entitled to engage such advisors, agents and representatives as it believes are necessary or desirable to carry out these tasks.

Notwithstanding anything provided in this section 00 neither the Corporation nor its subsidiaries shall be required to disclose any information the provision of which would breach privacy laws or any contractual agreements to which the Corporation or any of its subsidiaries is a party.  Acquireco shall keep, and cause to be kept by its representatives confidential all non-public or otherwise confidential information obtained by Acquireco or its representatives pursuant to this section 00 unless the Corporation otherwise agrees.

Notwithstanding anything provided in this section 00, the Corporation has agreed to cooperate in obtaining the Financing, however, absent wilful breach, no failure by the Corporation or its subsidiaries to perform any of the actions required in this section 00 shall be construed as a breach by the Corporation under this Agreement.

(j)
The Corporation shall keep Acquireco informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Corporation), criminal or regulatory investigation or action involving the Corporation or any of its subsidiaries, so that the Guarantors, their members and their respective affiliates will have the opportunity to take appropriate steps to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with Taxing authorities and  coordinating and providing assistance in meeting with regulators).

(k)
The Corporation shall cause each of the companies set forth on Schedule 00 and use reasonable best efforts to cause such other companies identified by GSCP prior to the Closing Date to enter into a letter agreement with GSCP or its applicable affiliate, delegate or assignee, as of immediately prior to the Closing Date, that is reasonably satisfactory to GSCP and contains substantially all of the rights described in U.S. Department of Labour Advisory Opinion 2002-01A in order to comply with the requirements of Section 2510.3-101(d)(3)(ii) of ERISA.

(l)
Notwithstanding anything to the contrary herein, any obligation of the Corporation in this Agreement with respect to causing Motion Picture Distribution Inc. to take any action or refrain from taking any action shall only be a requirement for the Corporation to use its reasonable best efforts to cause Motion Picture Distribution Inc. to take such action or refrain from taking such action; provided that no director of Motion Picture Distribution Inc. shall be required to take any action in breach of such person’s fiduciary duties.  Acquireco shall strictly enforce its rights under any existing agreements with Motion Picture Distribution Inc. in furtherance of Acquireco’s obligations hereunder, including pursuant to section 00.

5.2	Covenants of Acquireco

(a)
Acquireco covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the date this Agreement is terminated in accordance with Article 7, to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to complete, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, to:

(i)
use all reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on Acquireco with respect to the matters contemplated by this Agreement and the Arrangement;

(ii)	apply for and use all reasonable commercial efforts to obtain all Regulatory Approvals relating to Acquireco;

(iii)
defend all lawsuits or other legal, regulatory or other proceedings to which Acquireco is a party challenging or affecting any matter contemplated by this Agreement or the completion of the Arrangement;

(iv)
use all reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to Acquireco which may adversely affect the ability of the parties to complete the Arrangement; and

(v)
not permit any amendment or modification to be made to the Voting Agreements in any manner that is material and adverse to the shareholders of the Corporation, without the prior written consent of the Corporation;

(vi)	not take any action to cause any of its representations or warranties set forth in Article 3 to be untrue in any material respect such that the condition set forth in section 0 would not be satisfied;

(vii)	(A)	Acquireco shall use its reasonable best efforts to arrange the Debt	Financing on the terms and conditions described in the Debt	Commitment Letter, including using reasonable best efforts to:

(1)	negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not less beneficial to Acquireco;

(2)	satisfy on a timely basis all conditions applicable to Acquireco in such definitive agreements that are within its control; and

(3)	consummate the Financing contemplated by the Debt Commitment Letter at the Effective Time, subject to the Corporation’s compliance with section 0.

(B)
In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Acquireco shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not less beneficial to Acquireco (the “Alternative Debt Financing”) as promptly as practicable following the occurrence of such event, subject to the Corporation’s compliance with section 0.

(C)
In the event that (X) any portion of the Debt Financing structured as High Yield Financing has not been consummated, (Y) all closing conditions contained in Article 6 have been satisfied or waived (other than those conditions that are by their terms to be satisfied at the Effective Date) and (Z) the Bridge Financing (or bridge financing in any Alternative Debt Financing) is available on the terms and conditions described in the Debt Commitment Letter (or any replacement commitment letter obtained by Acquireco), then Acquireco shall borrow under and use the proceeds of the Bridge Financing (or such bridge financing in any Alternative Debt Financing) to replace such affected portion of the High Yield Financing no later than the last day of the Marketing Period.

For purposes of this Agreement, the “Marketing Period” shall mean the 20 consecutive Business Day period commencing on the later of (X) the date on which all of the conditions set forth in section 0 and 0 shall have been satisfied and continue to be satisfied (other than those conditions that are by their terms to be satisfied and continue to be satisfied at the Effective Date) and (Y) the fifth Business Day after the Corporation delivers to Acquireco the Required Financial Information and all Offering Documents reasonably requested with respect to the Debt Financing in accordance with section 0; provided, however, that if the financial statements included in the Required Financial Information that is available to Acquireco on the first day of the Marketing Period would be “stale”, within the meaning of Rule 3-12 of Regulation S-X, on any day during such 20 Business Day period if a registration statement using such financial statements were to be filed with the SEC on such date, then the Marketing Period shall be deemed to commence after the Corporation delivers the Required Financial Information with financial statements included therein that are not “stale” (and would not become “stale” during such period) and are otherwise in compliance with relevant requirements.

(D)           Acquireco shall give the Corporation prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter.

(E)
Acquireco shall use its reasonable best efforts to enter into definitive credit or loan or other agreements and all documentation with respect to the Financings on the terms and conditions set out in the Financing Agreements or other terms and conditions not less favourable, in the aggregate, to Acquireco as soon as reasonably practicable, and Acquireco shall deliver to the Corporation correct and complete copies of such executed definitive agreements and documentation promptly upon execution.

(F)	Acquireco agrees to notify the Corporation promptly, if at any time prior to the Effective Time any of the Financing Agreements expires or is terminated for any reason.

(G)
Acquireco shall keep the Corporation informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under the Debt Commitment Letter, the Finance Agreements or any definitive agreement or documentation referred to in this section 0, without the prior written consent of the Corporation (such consent not to be unreasonably withheld or delayed).

(H)	Acquireco shall provide notice to the Corporation promptly upon confirming the drawdown dates for the Debt Financing and receiving the proceeds of the Debt Financing; and

(viii)
not permit, without the prior written consent of the Corporation (such consent not to be unreasonably withheld), any Person other than the Guarantors or one or more of their affiliates to acquire, directly or indirectly, a voting or equity interest in Acquireco if it would materially increase the risk of obtaining approval of the Arrangement or the Contemplated Transactions pursuant to the Competition Act.

5.3	Covenants Regarding Non-Solicitation

(a)
The Corporation shall not, and shall cause each of its subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of the Corporation or any of its subsidiaries:

(i)
solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing non-public information, permitting any visit to any facilities or properties of the Corporation or any subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage in or otherwise facilitate any discussions or negotiations regarding any Acquisition Proposal;

(iii)
withdraw, modify or qualify in a manner adverse to Acquireco, or propose publicly to withdraw, modify or qualify in a manner adverse to Acquireco, the approval or recommendation by the Board of Directors or any committee thereof with respect to this Agreement or the Arrangement (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of 10 Business Days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such time period, an “Acquisition Proposal Assessment Period”) unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period);

(iv)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

(v)
accept or enter into or propose publicly to approve or recommend any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal (other than a confidentiality agreement as permitted pursuant to the terms of this Agreement).

(b)
Subject to sections 00, 00 and 0 but notwithstanding section 00 and any other provision of this Agreement, nothing shall prevent the Board of Directors at any time prior to the approval of the Special Resolution by the Shareholders from considering, discussing or negotiating any bona fide written Acquisition Proposal not solicited after the date of this Agreement nor solicited contrary to the Exclusivity Agreement that (i) did not result from a breach of section 00 and (ii) the Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) is, or is reasonably likely to result in, a Superior Proposal if and only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties.

(c)
The Corporation will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Acquireco) by the Corporation or any subsidiary or any of its or their officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal, whether or not initiated by the Corporation or any subsidiaries or any of its or their officers, directors, employees, representatives or agents, and, in connection therewith, the Corporation will discontinue access to any data rooms(virtual or otherwise).  The Corporation shall not release any third party from any confidentiality agreement or standstill agreement (except to allow such party to propose an Acquisition Proposal to the Corporation), provided that the foregoing shall not prevent the Board of Directors from considering and accepting any new Acquisition Proposal that is determined to be a Superior Proposal that might be made by any such third party, provided that the remaining provisions of sections 0 and 0 of this Agreement are complied with.  Within 15 Business Days from the date hereof, the Corporation shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Corporation relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(d)
The Corporation shall promptly notify Acquireco by telephone, followed by notice in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal received by or communicated to any officer of director of the Corporation after the date hereof, or of any request received after the date hereof for non-public information relating to the Corporation or any subsidiary in connection with an Acquisition Proposal or for access to the properties, Books and Records of the Corporation or any subsidiary by any Person, and shall provide Acquireco with copies of any such proposal, inquiry, offer, request or Acquisition Proposal.  Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Acquireco may reasonably request including the identity of the Person making such proposal, inquiry or contact.  The Corporation shall keep Acquireco reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such Acquisition Proposal, inquiry or request.

(e)
If, prior to the date of the Meeting, the Corporation receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal (notice of which has been provided to Acquireco in accordance with 00) and is permitted, as contemplated by section 00, to consider, discuss or negotiate, then, and only in such case, the Board of Directors may, subject to the execution by such Person of a confidentiality agreement which is substantially in the form of the Confidentiality Agreements, provide such Person with access to information regarding the Corporation and its subsidiaries provided, however, that Acquireco is provided with a list of or copies of the information provided to such Person and is immediately provided with access to the same information to which such Person was provided.

(f)	Nothing contained in this section 0 shall prohibit the Board of Directors at any time prior to approval of the Special Resolution by the Shareholders from:

(i)
making any disclosure of an Acquisition Proposal to the Shareholders prior to the Effective Time if the Board of Directors determines in good faith (after consultation with outside counsel) that such disclosure is necessary for the Board of Directors to fulfill its fiduciary duties or is otherwise required under applicable Law; and

(ii)
responding to a bona fide request for information that could reasonably be expected to lead to an Acquisition Proposal solely by advising that no information can be provided unless a bonafide written Acquisition Proposal is made and then only in compliance with section 00.

5.4	Notice by the Corporation of Superior Proposal Determination

(a)
The Corporation shall not accept, approve, recommend or enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement contemplated by section 0) on the basis that it would constitute a Superior Proposal unless (A) it has provided Acquireco with a copy of the Acquisition Proposal and five Business Days shall have elapsed from the later of (i) the date Acquireco received written notice of the Corporation’s proposed determination to accept, approve, recommend or enter into any agreement relating to such Acquisition Proposal, and (ii) the date Acquireco received a copy of the Acquisition Proposal, and (B) it has paid the Termination Payment pursuant to section 0.

(b)
During the five Business Day notice period referred to in section 00, the Corporation acknowledges that Acquireco shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors will review any offer by Acquireco to amend the terms of this Agreement in order to determine in good faith in the exercise of its fiduciary duties (after consultation with its advisors and outside counsel) whether Acquireco’s offer to amend the terms of this Agreement upon acceptance by the Corporation would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the Board of Directors so determines, it will enter into an amended agreement with Acquireco reflecting Acquireco’s amended proposal. If the Board of Directors, acting reasonably and in good faith, continues to believe that the Acquisition Proposal remains a Superior Proposal and therefore rejects Acquireco’s amended proposal, the Corporation must terminate this Agreement pursuant to section 0 prior to or simultaneously with entering into a definitive agreement with the Person making the Superior Proposal. For greater certainty, the Corporation shall be entitled to adjourn or postpone the Meeting for a period of seven Business Days from the date of receipt of an Acquisition Proposal referred to in section 00 if such Acquisition Proposal is received by the Corporation less than seven Business Days prior to the date of the Meeting provided, however, that the Meeting shall not be adjourned or postponed to a date later than the third Business Day prior to the Outside Date.

(c)
The Corporation acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of section 00 to initiate an additional five Business Day notice period.

(d)
The Board of Directors shall promptly reaffirm its recommendation of the Arrangement by press release after (X) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (Y) the Board of Directors determines that a proposed amendment to the terms of thisAgreement would result in the Acquisition Proposal not being a Superior Proposal.  Acquireco and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Corporation, acting reasonably.  Such press release shall state that the Board of Directors has determined that the Acquisition Proposal is not a Superior Proposal.

5.5	Closing Matters

Each of Acquireco (on behalf of itself and the Guarantors) and the Corporation shall deliver or cause to be delivered at the closing of the Arrangement such customary certificates, resolutions and other closing documents as may be required by each other party hereto, acting reasonably.

5.6	Cooperation regarding Reorganization

The Corporation shall, and shall cause each of its subsidiaries to, cooperate with Acquireco in structuring, planning and preparing any reorganization (including for tax purposes) of their respective capital, assets and corporate structure as Acquireco may reasonably require including in connection with completing the Contemplated Transactions; provided, however, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Corporation and its subsidiaries, (ii) Acquireco shall pay the implementation costs and any direct or indirect costs and liabilities thereof, including employment costs, Taxes and liabilities, that may be incurred to unwind any such transaction if the Arrangement is not completed, including actual out-of-pocket costs and expenses for filing fees and external counsel and auditors which may be incurred; (iii) such cooperation does not require the directors, officers, employees or agents of the Corporation or its subsidiaries to take any action in any capacity other than as a director, officer or employee; and (iv) the effectiveness thereof shall occur not more than three days prior to the Effective Time; and provided further that no such actions shall be considered to constitute a breach of the representations or warranties or covenants hereunder.

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of Acquireco and the Corporation hereunder, including the obligation to complete the Arrangement, are subject to the satisfaction, on or before the Effective Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Acquireco and the Corporation, and any one or more of which, if not satisfied or waived by either party, will permit that party to terminate this Agreement in accordance with Article 7:

(a)	the Special Resolution shall have been approved at the Meeting in accordance with the terms of the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Acquireco and the Corporation, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Acquireco and the Corporation, acting reasonably, on appeal or otherwise, and any approvals required to be obtained under same in addition to the Shareholder approval referred to in section 00 shall have been obtained;

(c)	the Competition Act Clearance and HSR Clearance shall have been obtained;

(d)	there shall not be in force any injunction, order or decree issued by a Governmental Entity of competent jurisdiction restraining or enjoining the completion of the Arrangement; and

(e)	this Agreement shall not have been terminated pursuant to Article 7.

6.2	Additional Conditions Precedent to the Obligations of Acquireco

The obligations of Acquireco hereunder, including the obligation to complete, or cause to be completed, the Arrangement, are also subject to the fulfilment of each of the following conditions precedent (each of which is for Acquireco’s exclusive benefit and may be waived by Acquireco, and any one or more of which, if not satisfied or waived, will permit Acquireco to terminate this Agreement in accordance with Article 7):

(a)	(1)
each of the representations and warranties of the Corporation contained in sections 0, 0, 0 and 0 shall be true and correct in all respects as of the Effective Date as though made on and as of such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date));

(ii)
each of the representations and warranties of the Corporation, (other than those set forth in clause 0(1)(1) above) shall be true and correct without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Date as though made on such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date)), other than any failure of the representations and warranties of the Corporation to be true and correct which could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; and

(iii)
Acquireco shall have received a certificate of the Corporation addressed to Acquireco and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation without personal liability, confirming the matters in (i) and (ii) above as of the Effective Date;

(b)
the covenants of the Corporation contained in this Agreement to be performed on or before the Effective Date shall have been duly performed by the Corporation in all material respects and Acquireco shall have received a certificate of the Corporation addressed to Acquireco and dated the Effective Date, signed onbehalf of the Corporation by two senior executive officers of the Corporation without personal liability, confirming the same;

(c)
all of the Options, Purchase Rights, restricted stock units and deferred stock units of the Corporation, shall have vested in accordance with the provisions of the relevant Compensation Plan or any necessary amendment thereto, and been exercised at or immediately prior to the Effective Time or the Corporation shall have cancelled same;

(d)
except as disclosed in section 0 of the Disclosure Letter, between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Acquireco, acting reasonably, a Material Adverse Change;

(e)
the Board of Directors shall have made and shall not have withheld, withdrawn, modified or qualified in a manner adverse to Acquireco, prior to the Meeting, the approval or recommendation by the Board of Directors or any committee thereof of the Arrangement;

(f)
the Minister of Finance (Canada) shall not have announced any proposal to change or amend the Tax Act and there shall not have occurred any actual change or amendment to any published administrative position of the Canada Revenue Agency with respect to the interpretation of the Tax Act, which individually or in the aggregate has or could reasonably be expected to have any material adverse effect on Acquireco’s ability to increase the tax cost of the Shares or the non-depreciable capital property of the Corporation and its subsidiaries by a bump pursuant to paragraphs subsection 88(1)(c) and (d) of the Tax Act) and which was not publicly announced or proposed on or prior to the date of this Agreement;

(g)	the Voting Agreements shall not have been terminated and there shall not have been a material breach thereof by any of the parties thereto other than Acquireco;

(h)
holders of Shares shall not have exercised the Dissent Rights or similar rights, and shall not have instituted proceedings to exercise the Dissent Rights or similar rights, in connection with the Arrangement (other than holders of Shares representing, in the aggregate, not more than 10% of the outstanding Shares);

(i)
any consent or waiver of any Person required under the terms of the Confidential Material Contracts (other than those listed as items 2, 3 and 4 of section 0 of the Disclosure Letter to the extent the consent or waiver requirements of such Confidential Material Contracts were made available to Acquireco prior to the date hereof) with respect to (A) the Arrangement or (B) the completion of any of the Contemplated Transactions, in each case, shall have been duly obtained or given, as the case may be, at or before the Effective Time on terms satisfactory to Acquireco acting reasonably;

(j)	there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity (other than the CRTC) or any other Person:

(i)
that would reasonably be expected to prohibit or restrict the acquisition by Acquireco of any Shares, that would reasonably be expected to restrain or prohibit the consummation of the Arrangement or the Contemplated Transactions or seeking to obtain from the Corporation or Acquireco any material damages directly or indirectly in connection with the Arrangement or the Contemplated Transactions,

(ii)
that would reasonably be expected to prohibit or materially limit the ownership or operation by Acquireco of the Corporation or any material portion of the business or assets of the Corporation or any of its subsidiaries,

(iii)
that would reasonably be expected to impose limitations on the ability of Acquireco to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares to be acquired by it on all matters properly presented to the shareholders of the Corporation,

(iv)	that would reasonably be expected to prohibit Acquireco from effectively controlling in any material respect the business or operations of the Corporation or any of its subsidiaries, or

(v)	which arises after the date of this Agreement and is reasonably likely to have a Material Adverse Effect on the Corporation or Acquireco;

(k)	there shall not be in force any injunction, order or decree issued by a Governmental Entity of competent jurisdiction restraining or enjoining the completion of the Contemplated Transactions; and

(l)	the Other Competition Act Approvals and CRTC Approval shall each have been obtained on or prior to the Outside Date on terms acceptable to Acquireco.

6.3	Additional Conditions Precedent to the Obligations of the Corporation

The obligations of the Corporation hereunder, including the obligation to complete the Arrangement, shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Corporation and may be waived by the Corporation and anyone or more of which, if not satisfied or waived, will permit the Corporation to terminate this Agreement in accordance with Article 7):

(a)
each of the representations and warranties of Acquireco contained in sections 0 and 0 shall be true and correct as of the Effective Date as though made on and as of the such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date)).

(b)
each of the representations and warranties of Acquireco in this Agreement (other than those set forth in clause 00 above), shall be true and correct as of the date of this Agreement without regard to any materiality qualifications contained inthem as of the Effective Date as though made on such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date)), other than any failure of the representations and warranties of Acquireco to not be true and correct as which could not reasonably be expected, individually or in the aggregate, to materially impair Acquireco’s ability to complete, or cause to be completed, the Arrangement;

(c)
the Corporation shall have received a certificate of Acquireco addressed to the Corporation and dated the Effective Date, signed on behalf of Acquireco by two senior executive officers thereof without personal liability, confirming the matters in (i) and (ii) above as of the Effective Date;

(d)
all covenants of Acquireco contained in this Agreement to be performed on or before the Effective Date shall have been duly performed by Acquireco in all material respects, except to the extent such failure to so comply would not materially impair Acquireco’s ability to complete the Arrangement; and

(e)
Acquireco shall, subject to the Corporation obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in this Agreement in its favour, on the Effective Date, have deposited the aggregate Cash Amount payable pursuant to the Arrangement (other than to Shareholders exercising Dissent Rights) with the Depositary.

6.4	Notice and Cure Provisions

Each of Acquireco and the Corporation will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of which it is aware, which occurrence or failure would, or would be likely to:

(a)	cause any of its representations or warranties contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)	result in its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied hereunder prior to the Effective Date.

Neither Acquireco nor the Corporation may elect not to complete the Arrangement by reason of failure to satisfy the conditions precedent for the benefit of such party contained in sections (1), 0, 0, 0, 0 or 0, or exercise any termination right in section 0 and 0 arising therefrom unless, prior to the Closing Date Acquireco has or the Corporation has, as the case may be, delivered a written notice to the other specifying in reasonable detail all such breaches of representations and warranties, covenants or agreements which Acquireco is, or the Corporation is, as the case may be, asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is delivered, provided that Acquireco is, or the Corporation is, as the case may be, proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other party may not terminate this Agreement until the earlier of the expiration of a period of 30 days from such notice and three Business Days prior to the Outside Date.

6.5	Satisfaction of Conditions

The conditions precedent set out in sections 0, 0 and 0 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Acquireco and the Corporation, a certificate of arrangement in respect of the Arrangement is issued by the Director.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1	Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and authorization of this Agreement by Shareholders:

(a)	by mutual written consent of Acquireco and the Corporation duly authorized by the board of directors of Acquireco and the Corporation;

(b)
by either Acquireco or the Corporation if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this section 00 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)
(A) by either Acquireco or the Corporation if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(B) by Acquireco if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making the Contemplated Transactions illegal or otherwise preventing or prohibiting consummation of the Contemplated Transactions;

(d)
by either Acquireco or the Corporation if the Special Resolution shall have failed to receive the requisite vote for approval at the Meeting including any adjournment or postponement thereof in accordance with the Interim Order;

(e)	by Acquireco if, prior to the Effective Time:

(i)
the Board of Directors shall have withdrawn, withheld, qualified or modified in a manner adverse to Acquireco its recommendation of this Agreement (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification),

(ii)	the Board of Directors shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal, or

(iii)
the Board of Directors shall have, after the end of an Acquisition Proposal Assessment Period, failed to reaffirm its approval or recommendation of this Agreement and the Arrangement as promptly as practicable (but in any event within 10 Business Days) after receipt of any written request to do so from Acquireco;

(f)
by Acquireco, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Corporation set forth in this Agreement, which breach or failure to perform by the Corporation would cause the conditions set forth in section (1) or 0 not to be satisfied;

(g)
by the Corporation, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Acquireco set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in section 0 or 0 not to be satisfied.

(h)	by the Corporation in accordance with section 0;

(i)
by the Corporation, if (a) all of the conditions set forth in sections 0 and 0 have been satisfied and remain satisfied or waived by Acquireco (other than those conditions that by their terms are to be satisfied at the Effective Time) and (b) Acquireco shall not have received the proceeds of the Debt Financing or any Alternative Debt Financing by the Closing Date; or

(j)	by Acquireco if the conditions set forth in section 0 or 0 have not been satisfied.

7.2	Effect of Termination

(a)
In the event of the termination of this Agreement pursuant to section 0, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision pursuant to which such termination is made, this Agreement shall be of no further force or effect, and there shall be no liability under this Agreement on the part of any party hereto after such termination (except that sections 0, 0, 0 and Article 8 and all related definitions set forth in Article 1 and the reimbursement obligations in sections, 0 and 0 shall survive any such termination).

(b)	The Corporation shall pay the Termination Payment (as liquidated damages for the termination of Acquireco’s rights under this Agreement) to Acquireco if,

(i)
either (A)  Acquireco or the Corporation terminates this Agreement pursuant to section 0, or (B) Acquireco or the Corporation terminates this Agreement pursuant to section 0, or (C) Acquireco terminates this Agreement pursuant to section 0, and in any such case, (X) after the date of this Agreement and prior to such termination, an Acquisition

Proposal was made or publicly disclosed, and (Y) within twelve months after such termination, the Corporation shall have entered into a definitive agreement to consummate, or there shall have been consummated, a Third Party Acquisition;

(ii)	Acquireco terminates this Agreement pursuant to section 0;

(iii)	the Corporation terminates this Agreement pursuant to section 0; or

(iv)	Acquireco terminates this Agreement pursuant to section 0 due to the wilful breach or fraud of the Corporation.

Any payment due under this section 00 shall be paid by wire transfer of same-day funds to an account designated in writing by Acquireco (W) in the case of termination pursuant to clause (i) above, within two business days after date of execution of such definitive agreement or, if earlier, consummation of such Third Party Acquisition; (X) in the case of clause (ii) or (iv) within two business days of receipt of a notice of termination by Acquireco; and (Y) in the case of termination pursuant to clause (iii) above, immediately prior to the termination of this Agreement. In the event that the Corporation has previously paid an amount to Acquireco pursuant to section 00, the amount payable pursuant to this section 00 shall be the difference between the Termination Payment and the amount previously paid to Acquireco pursuant to section 00.

(c)
The Corporation shall reimburse Acquireco for the Guarantor Expenses actually incurred in connection with this Agreement if this Agreement is terminated pursuant to (A) section 0 and after the date of this Agreement and prior to such termination, an Acquisition Proposal was made or publicly disclosed prior to such termination, (B) section 0 and the conditions set forth in either section 0 or section 0 have not been satisfied prior to such date, (C) section 0 or (D) section 0, in each case, upon demand upon such termination.

(d)
Acquireco shall reimburse the Corporation for the Corporation Expenses if this Agreement is terminated (A) by the Corporation pursuant to section 0 or (B) by Acquireco pursuant to section 0 for failure of the condition set forth in section 0 or section 0(B), upon demand upon such termination.

(e)
Each party acknowledges and agrees that if the amounts required to be paid to Acquireco or the Corporation, as the case may be, pursuant to section 0 are paid by the Corporation or Acquireco, respectively, the amounts so paid are in lieu of any damages or any other payment or remedy which Acquireco or the Corporation, as the case may be, may be entitled to and shall constitute payment of liquidated damages which are a genuine estimate of the damages which Acquireco or the Corporation, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties.  Each party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  For greater certainty, the parties agree that the payment of the amounts pursuant to section 0 or 0 is the sole monetary remedy available to it and itshall not have any alternative right or remedy against the other.  In no event shall the Corporation be obligated to make more than one single payment of the Termination Payment or more than one single payment of the Guarantor Expenses.  The maximum amount payable by the Corporation pursuant to this Article 7 is $65,000,000.

7.3	Expenses

Except as set forth in section 0, and except that Acquireco and the Corporation shall each pay half of all Competition Law filing fees, all costs and expenses incurred in connection with this Agreement and the Arrangement shall be paid by the party incurring such costs and expenses, whether or not the Arrangement is consummated.

7.4	Acquireco Termination Payment

In the event that this Agreement is terminated pursuant to section 0 due to the wilful breach or fraud by Acquireco, or pursuant to section 0 or pursuant to section 0, or pursuant to section 0 for failure of the condition set forth in section 0 with respect to a suit, action or proceeding relating to a Contemplated Transaction, or pursuant to section 0(B), then Acquireco shall pay to the Corporation an aggregate amount equal to $65,000,000 (the “Acquireco Termination Payment”) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same-day funds.  The receipt of a single payment of the Acquireco Termination Payment pursuant to this section 0 or a single payment of the Corporation Expenses pursuant to section 0, as the case may be, shall be the sole and exclusive remedy of the Corporation and its affiliates against Acquireco, Acquireco’s affiliates and any of their respective former, current or future general or limited partners, members or shareholders against any of their respective former, current or future directors, officers, employees, affiliates, general or limited partners, shareholders, managers, members or agents (each a “Specified Person”) for all breaches of any representation, warranty, covenant or agreement contained in this Agreement by Acquireco and the failure of the transactions contemplated hereby to be consummated, and upon payment of the Acquireco Termination Payment in accordance with this section 0 or the Corporation Expenses pursuant to section 0, as the case may be, none of Acquireco, its affiliates or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  The maximum amount payable by Acquireco pursuant to this Article 7 is $65,000,000.

7.5	Amendment

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of approval of Shareholders there shall be made no amendment that by Law requires further approval by Shareholders without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

7.6	Waiver

At any time prior to the Effective Time, any party hereto may:

(a)           extend the time for the performance of any obligation or other act of any other party hereto;

(b)	waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; or

(c)
waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE 8

GENERAL

8.1	Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given in writing and shall be deemed to be validly given if delivered personally or by fax, in each case addressed:

(a)	if to Acquireco, at:

c/o

CanWest Media Works Inc.

31st Floor, 201 Portage Avenue

CanWest Global Place

Winnipeg, MB R3B 3L7

Attention:                                Richard Leipsic

Fax No.:                      (204) 947-9841

with a copy to (which shall not constitute notice):

Osler, Hoskin & Harcourt LLP

Box 50, One First Canadian Place

Toronto, ON M5X 1B8

Attention:                                Linda Robinson

Fax No.:                      (416) 862-6666

and to:

GS Capital Partners VI, L.P.

85 Broad Street

New York, NY 10004

U.S.A.

Attention:                                Gerry Cardinale

Fax No.:                      212-357-5505

with a copy to (which shall not constitute notice):

GS Capital Partners VI, L.P.

One New York Plaza

38th Floor

New York, NY 10004

U.S.A.

Attention:                                Ben Adler

Fax No.:                      212-482-3820

with a copy to (which shall not constitute notice):

McCarthy Tétrault LLP

Suite 4700, Toronto Dominion Bank Tower

Toronto, ON M5K lE6

Attention:                                Gary Girvan

Fax No.:                      416-868-0673

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Attention:                                Daniel A. Neff

Fax No.:                      212-403-2000

(b)	if to the Corporation, at:

121 Bloor Street East

Suite 1500

Toronto, ON  M4W 3M5

Attention:                                Phyllis Yaffe, CEO

Fax No.:                      416-967-8061

with a copy to:

Bennett Jones LLP

3400 One First Canadian Place

Toronto, ON  M5X 1A4

Attention:                                Gary Solway

Fax No.:                      416-863-1716

or at such other address at which any party may, from time to time, advise the other by notice in writing given in accordance with this section 0. The date of receipt of any notice given pursuant to this section 0 shall be deemed to be the date of delivery or faxing thereof.

8.2           Assignment

No party hereto may assign any of its rights or obligations under this Agreement or the Arrangement, provided, however, that Acquireco may assign any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Acquireco or to any affiliate of Acquireco organized for the purpose of effecting the Arrangement or the Contemplated Transactions without the prior written consent of the Corporation, provided that no such assignment shall (i) relieve Acquireco of any of its obligations under this Agreement; (ii) require any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity or other Person; or (iii) result in any delay in the completion of the transactions contemplated by this Agreement and the Guarantees shall extend to the assignee’s obligations. Any purported assignment without such consent shall be void.

8.3	Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4	No Other Warranties

The parties do not rely on and have not been induced to enter into this Agreement on the basis of any representations, warranties, covenants, undertakings, indemnities or other statements whatsoever other than the representations and warranties contained in this Agreement and the Financing Agreement.

8.5	Separate Warranties

Each of the representations and warranties contained in this Agreement shall be construed as a separate and independent representation and warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other representation or warranty or any other term of this Agreement.

8.6	Entire Agreement

This Agreement and the Financing Agreements set out the entire agreement between the parties hereto in relation to the subject matter hereof and thereof and supersedes any previous written or oral agreements, understandings, undertakings, representations, warranties and arrangements of any nature between the parties in relation to the matters set forth in this Agreement.  Without prejudice to the generality of the foregoing, Acquireco acknowledges and agrees that, except as expressly set forth in this Agreement, no representation, warranty or other assurance has been given by the Corporation in respect of any projection, forecast or other forward-looking information.

8.7	Remedies and Waivers

(a)
No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to herein shall affect that right, power or remedy or operate asa waiver thereof.  The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies (express or implied) provided by common law, statute, custom or otherwise.

(b)
Subject to sections 0 and 0, the parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  For purposes of clarity, the parties hereto agree that the Corporation’s sole and exclusive remedy in the event of a Debt Receipt Failure shall be the remedy set forth in section 0, and that the Corporation shall not be entitled to enforce specifically the terms of this agreement in that circumstance (except with respect to enforcing the payment of the Acquireco Termination Payment).

8.8	No Personal Liability

(a)
No director or officer of Acquireco shall have any personal liability whatsoever to the Corporation under this Agreement or any other document delivered in connection with the Arrangement, the Contemplated Transactions, the Debt Financing or any other transaction contemplated by this Agreement on behalf of Acquireco.

(b)
No director or officer of the Corporation shall have any personal liability whatsoever to Acquireco under this Agreement or any other document delivered in connection with the Arrangement, the Contemplated Transactions, the Debt Financing or any other transaction contemplated by this Agreement on behalf of the Corporation.

8.9	Control of Other Party’s Business

Nothing contained in this Agreement shall give Acquireco, directly or indirectly, the right to control or direct the operations of the Corporation and its subsidiaries prior to the later to occur of (a) the Effective Date and (b) Acquireco obtaining the Regulatory Approvals.

8.10	Indemnification

Acquireco agrees that all rights to indemnification or exculpation existing in favour of the directors or officers of the Corporation or any of its subsidiaries as provided in their respective Articles or By-laws as at the date of this Agreement shall survive the completion of the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.  This section 0 shall survive the completion of the Arrangement.

8.11        Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.12	Public Statements

Each of Acquireco and the Corporation agree to consult with each other as to the general nature of any news release or other public disclosure document with respect to this Agreement or the Arrangement (other than regular interim or annual continuous disclosure filings provided no reference is made to this Agreement or the Arrangement other than as previously disclosed) and to use their respective reasonable commercial efforts not to issue any news release or other public disclosure document inconsistent with the results of such consultations, provided that each of the Guarantors (on behalf of itself and its respective affiliates) also acts in the same manner in favour of the Corporation. Subject to applicable Laws, each party shall use its reasonable commercial efforts to enable the other party to review and comment on all such news releases or other public disclosure document prior to the release thereof. The Corporation agrees to issue jointly with the Guarantors a news release with respect to this Agreement as soon as practicable following the execution and delivery of this Agreement. Notwithstanding the foregoing, CanWest and the Corporation may file this Agreement on SEDAR. The provisions of this section 0 shall survive termination of this Agreement in respect of news releases or public statements relating to the termination of this Agreement.  This section 0 shall not apply to Movie Distribution Income Fund, Motion Picture Distribution Inc. or Motion Picture Distribution LP.

8.13	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this Agreement.

8.14	Invalidity of Provisions

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.15	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        -  -

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

6681859 CANADA INC.
By:	/s/ Richard Leipsic
Name: Ricard Leipsic
Title: Vice-President
By:	/s/ Steven Mayer
Name: Steven Mayer
Title: Director

ALLIANCE ATLANTIS COMMUNICATIONS INC.
By:	/s/ Phyllis Yaffe
Name: Phyllis Yaffe
Title: Chief Executive Officer
By:	/s/ Michael MacMillan
Name: Michael MacMillan
Title: Executive Chair

EXHIBIT 1

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1.

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, the following terms shall have the following meanings:

“Acquireco” means 6681859 Canada Inc., a corporation existing under the laws of Canada;

“Arrangement” means the arrangement involving Acquireco and the Corporation pursuant to the provisions of section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement dated as of January 10, 2007 between Acquireco and the Corporation (including the Schedules, Appendices and the Disclosure Letter thereto) as amended, modified or supplemented from time to time;

“Business Day” means any day on which commercial banks are open for business in Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario, or the federal laws of Canada;

“Cash Amount” means $53.00 in cash per Share;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules thereto, to be sent to Shareholders in connection with the Meeting;

“Class A Shareholder” means a registered holder of Class A Shares;

“Class B Shareholder” means a registered holder of Class B Shares;

“Class A Shares” means the Class A Voting Shares in the capital of the Corporation;

“Class B Shares” means the Class B Non-Voting Shares in the capital of the Corporation;

“Compensation Plans” means the Corporation’s Amended and Restated 1993 Employee Stock Option Plan, the Corporation’s 1998 Share Compensation Plan, as amended, the Corporation’s 2006 Restricted Share Unit Plan, and the Corporation’s May 31, 1999 Deferred Share Unit Plan;

“Corporation” means Alliance Atlantis Communications Inc., a corporation existing under the laws of Canada;

“Court” means the Ontario Superior Court of Justice;

“Depositary” means Computershare Investor Services Inc., as depositary, or such other depositary as Acquireco may determine;

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in section 3.1 hereof;

“Dissenting Shareholder” means a Shareholder who dissents from the Special Resolution in compliance with the Dissent Rights and who has not withdrawn such exercise of Dissent Rights and is ultimately determined to be paid fair value in respect of the Shares so held;

“Effective Date” means the date upon which this Plan of Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement issued by the Director under the CBCA;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Final Order” means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Interim Order” means the interim order of the Court in respect of the Arrangement contemplated by section 2.2 of the Arrangement Agreement;

“ITA” means the Income Tax Act (Canada) as now in effect and as it may be amended from time to time prior to the Effective Date;

“Letter of Transmittal” means the letter of transmittal mailed to Shareholders by the Corporation together with the Circular;

“Meeting” means the special meeting of Shareholders (including any adjournment or postponement thereof) to be called and held in accordance with the Interim Order to consider and, if deemed advisable, to approve the Special Resolution;

“Options” has the meaning ascribed thereto in the Arrangement Agreement;

“Person” includes any individual, firm, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or other entity however designated or constituted;

“Plan of Arrangement” means this plan of arrangement proposed under section 192 of the CBCA, as amended, modified or supplemented from time to time in accordance with the provisions hereof or made at the direction of the Court in the Final Order;

“Purchase Rights” has the meaning ascribed thereto in the Arrangement Agreement;

“Guarantors” means, together, CanWest MediaWorks Inc. and GS Capital Partners VI, L.P.;

“Qualifying Holdco” has the meaning ascribed to it in the Arrangement Agreement;

“Qualifying Holdco Shares” has the meaning ascribed to it in the Arrangement Agreement;

“Qualifying Holdco Shareholder” has the meaning ascribed to it in the Arrangement Agreement;

“Shares” means, collectively, the Class A Shares and the Class B Shares;

“Shareholder” means a registered holder of Class A Shares or Class B Shares; and

“Special Resolution” means the special resolution of the Shareholders approving the Arrangement in accordance with the Interim Order.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement. The terms “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof.

1.3	Currency

All sums of money which are referred to herein are expressed in lawful money of Canada.

1.4	Number, etc.

Unless the subject matter or context otherwise requires, words importing the singular shall include the plural and vice versa and words importing gender shall include all genders.

1.5	Statutory References

Any reference herein to a statute includes all regulations made thereunder, all amendments to such statute in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Date for Any Action

In the event that any date on which any action is required or permitted to be taken hereunder by any Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.7           Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated herein.

ARTICLE 2.

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time, on Acquireco, the Corporation, all Qualifying Holdco Shareholders, all Qualifying Holdcos, the Shareholders (including those described in section 3.1), all beneficial holders of Shares and all holders of Options or other rights under the Compensation Plans.

2.3	Effective Time

At the Effective Time the following shall occur and shall be deemed to occur contemporaneously without any further authorization, act or formality:

(a)
each Share outstanding immediately prior to the Effective Time (other than a Share described in section 3.1(a) or a Share held by a Qualifying Holdco in respect of which the Holdco Alternative has been validly elected) shall be transferred by the holder thereof to Acquireco in exchange for the Cash Amount, and the name of each such holder will be removed from the register of holders of Shares and Acquireco will be recorded as the registered holder of such Share and will be deemed to be the legal and beneficial owner thereof free and clear of any liens, claims or encumbrances;

(b)
all of the shares outstanding immediately prior to the Effective Time of each Qualifying Holdco in respect of which the Holdco Alternative has been validly elected shall be transferred by the holders thereof to Acquireco in exchange for an aggregate amount equal to the product of the Cash Amount and the total number of Shares beneficially owned by such Qualifying Holdco, and the name of each such holder of shares of such Qualifying Holdco will be removed from the register of holders of shares of such Qualifying Holdco and Acquireco will be recorded as the registered holder of such shares of such Qualifying Holdco and will be deemed to be the legal and beneficial owner thereof free and clear of any liens, claims or encumbrances;

(c)	each Option and Purchase Right outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled; and

(d)	the Compensation Plans shall be terminated.

Article 3.

RIGHTS OF DISSENT

3.1	Rights of Dissent

Shareholders (other than Qualifying Holdcos or Qualifying Holdco Shareholders) may exercise rights of dissent in connection with the Arrangement with respect to their Shares pursuant to and in the manner set forth in the Interim Order, section 190 of the CBCA and this section 3.1 (the “Dissent Rights”) as the same may be modified by the Interim Order or the Final Order. Shareholders who duly exercise such Dissent Rights and who:

(a)
are ultimately entitled to be paid fair value for their Shares shall be deemed to have transferred such Shares to Acquireco on the Effective Date contemporaneously with the event described in section 2.3(a) without any further act or formality and free and clear of all liens, claims and encumbrances, with Acquireco being obligated to pay such Shareholders in consideration therefor the fair value of such Shares, which fair value, notwithstanding anything to the contrary in the CBCA, if permitted by the Court, shall be determined as of the Effective Time, and the name of each such Shareholder will be removed from the register of holders of Shares and Acquireco will be recorded as the registered holder of the Shares so transferred and will be deemed to be the legal and beneficial owner of such Shares free and clear of any liens, claims or encumbrances; or

(b)
for any reason are ultimately not entitled to be paid fair value for their Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder who is not a Qualifying Holdco or Qualifying Holdco Shareholder as at and from the Effective Time, and shall be deemed to have transferred their Shares to Acquireco under section 2.3(a), but in no case shall the Corporation, Acquireco or any other Person be required to recognize such Shareholders as holders of Shares after the Effective Time, and the names of such Shareholders shall be deleted from the register of Shareholders at the Effective Time.

ARTICLE 4.

CERTIFICATES AND PAYMENTS

4.1	Exchange of Certificates for Cash

(a)
At or before the time of issuance of the Certificate of Arrangement, Acquireco shall deposit sufficient cash with the Depositary for the benefit of Shareholders to give effect to this Plan of Arrangement.  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were exchanged for cash, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder, the cash which such Shareholder has the right to receive under the Arrangement for such Shares, less any amountswithheld pursuant to section 4.3 and any certificate so surrendered shall forthwith be cancelled.  The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquireco.  For the purposes of this section 4.1(a), references to “Shareholders” shall exclude Qualifying Holdcos described in section 2.3(b) and shall include Qualifying Holdco Shareholders described in section 2.3(b) and such Qualifying Holdco Shareholders shall be considered to own Shares owned by their Qualifying Holdcos.

(b)
Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this section 4.1, less any amounts withheld pursuant to section 4.3.  Any such certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or Acquireco.  On such date, all Acquireco cash to which such former holder was entitled shall be deemed to have been surrendered to Acquireco.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were exchanged pursuant to section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal.  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquireco and the Depositary in such sum as Acquireco may direct, or otherwise indemnify Acquireco and the Corporation in a manner satisfactory to Acquireco and the Corporation, against any claim that may be made against Acquireco and the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Acquireco, the Corporation or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to section 3.1), such amounts as Acquireco, the Corporation or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA or any provision of federal, provincial, territorial, local or foreign tax laws, in each case, as amended.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.  To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a Person exceed the cash portion of the consideration otherwise payable to that Person, Acquireco, the Corporation and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Acquireco, the Corporation or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement, and Acquireco, the Corporation or the Depositary shall notify the Person thereof and remit to such Person any unapplied balance of the net proceeds of such sale.

ARTICLE 5.

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)
The Corporation may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Acquireco, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to the Meeting (provided that Acquireco shall have consented thereto acting reasonably) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Corporation and Acquireco (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Acquireco, provided that it concerns a matter which, in the reasonable opinion of Acquireco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Shareholder.

ARTICLE 6.

FURTHER ASSURANCES

6.1
Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE 1.1(a)

CRTC REGULATED COMPANIES

1.	HGTV Canada Inc.

2.	Life Network Inc.

3.	Showcase Television Inc.

4.	History Television Inc.

5.	Food Network Canada Inc.

6.	Alliance Atlantis Broadcasting Inc. (as a partner in the Historia/Series+ partnership)

7.	The Score Television Network Ltd.

8.	Discovery Health Channel Canada ULC

9.	Jasper Broadcasting Inc.

10.	Jasper Junior Broadcasting Inc.

11.	NGC Channel Inc.

12.	ONE: The Body, Mind & Spirit Channel Inc.

13.	3924181 Canada Inc.

SCHEDULE 5.1(k)

ERISA COMPLIANCE COMPANIES

History Television Inc. (100%)

Showcase Television Inc. (100%)

Life Network Inc. (100%)

Jasper Broadcasting Inc. (80%)

Jasper Junior Broadcasting Inc. (80%)

Discovery Health Channel Canada ULC (80%)

HGTV Canada Inc. (80.2%)

Food Network Canada Inc. (57.6%)

NGC Channel Holdings Inc. (80%) (this holdco has 80% of the votes of the opco, NGC Channel Inc.)

Alliance Atlantis Broadcasting Inc (100%).